Exhibit 10.20

MASTER RECEIVABLES LOAN, ASSIGNMENT AND SECURITY AGREEMENT

(this "Agreement" or the "MRLSA")

Dated as of [8/26/2026], 2026

by and among

ZOAR HK LIMITED, ZOAR BIOLAB LIMITED, ZOAR NEVADA SUB INC., and ZOAR LIMITED

as Co-Borrowers, Pledgors and Grantors

and

ARV INFRAMARKETS GROUP INC.

as Lender and Custodian

and

ZOAR LIFE SCIENCES INC.

as Collection Agent and Account Holder

Up to a maximum of USD 100,000,000

Senior Secured Asset-Backed Revolving Receivables Facility

Strictly Private and Confidential

1. The Agreement

This MASTER RECEIVABLES LOAN, ASSIGNMENT AND SECURITY AGREEMENT (this Agreement or the MRLSA) dated as of [8/26/2026], 2026 (the Closing Date) is entered into by and among Zoar HK Limited, a company organised under the laws of Hong Kong; Zoar Limited, a company organised under the laws of the Cayman Islands; Zoar Biolab Limited, a company organised under the laws of the Cayman Islands; and Zoar Nevada Sub Inc., a corporation incorporated under the laws of the State of Nevada, United States of America, each in its capacity as a borrower and as grantor and pledgor of its respective Collateral (collectively and jointly and severally, the "Borrowers" and each individually, a "Borrower"); ARV Inframarkets Group Inc., a corporation organised under the laws of the Province of Alberta, Canada, as lender and custodian (the Lender); and Zoar Life Sciences Inc., a corporation organised under the laws of the Province of Alberta, Canada, wholly owned and controlled by the Lender, as collection agent and account holder (the Collection Agent). The Borrowers, the Lender, and the Collection Agent are each a Party and together the Parties.

Recitals

WHEREAS, the Borrowers desire to obtain a senior secured, asset-backed, revolving receivables financing facility from the Lender for the purpose of funding the purchase of pharmaceutical goods from suppliers and the associated purchase-and-resale trade cycle described herein;

WHEREAS, the Lender is willing to make the Facility available to the Borrowers, subject to and in accordance with the terms of this Agreement and the other Loan Documents, secured by the Collateral held by and pledged from the Pledgor;

WHEREAS, the Borrowers generate trade receivables owing by their customers and will grant the Lender a continuing First-Priority Security Interest in those receivables and the related Collateral;

WHEREAS, each Borrower, as owner of the receivables it originates, grants to the Lender a First-Priority Security Interest in and pledge over those receivables and the related Collateral to secure the Obligations;

WHEREAS, the proceeds of the Facility are to be applied to supplier payments and the agreed closing allocations, and the resulting receivables are pledged to the Lender and collected through the Collection Account maintained at Royal Bank of Canada in the name of the Collection Agent, subject to the Lender's exclusive dominion and control, with Collections applied and Availability determined by reference to the Borrowing Base and re-advanced to fund successive cycles, up to the Facility Limit of USD 100,000,000; and

WHEREAS, this Agreement consolidates into a single instrument the revolving loan, the direct assignment and grant of security, the controlled collection-account arrangements, and the notice-of-assignment mechanics that together constitute the transaction.

NOW, THEREFORE, in consideration of the making of the Facility by the Lender and the covenants, agreements, representations, and warranties set forth in this Agreement, the Parties hereby covenant, agree, represent, and warrant as follows.

2. Definitions

As used in this Agreement, the following terms have the meanings set out below. Terms defined in the singular include the plural and vice versa. Any term used but not defined herein and defined in the Code has the meaning given in the Code.

"Account" means any "account" as defined in the Code, and includes, without limitation, all accounts receivable and other rights to payment now or hereafter owing to any Person, whether or not earned by performance.

"Account Bank" means Royal Bank of Canada, a Canadian chartered bank, in its capacity as the depositary institution maintaining the Collection Account.

"Account Control Agreement" means the blocked-account, control, and acknowledgement agreement among Royal Bank of Canada, the Collection Agent, and the Lender in respect of the Collection Account.

"Account Debtor" means each customer or other obligor liable on an Assigned Receivable, including each approved account debtor set out in the Eligibility Schedule and each customer of a Borrower whose receivable is directly assigned and pledged by way of security to the Lender.

"Adverse Claim" means any lien, mortgage, pledge, assignment, security interest, charge, encumbrance or other right or claim of any kind (including any conditional sale or title retention arrangement, and any lease in the nature thereof) or any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

"Advance" means each borrowing of a Loan under the Facility.

"Adverse Claim" means any lien, mortgage, pledge, assignment, security interest, charge, encumbrance or other right or claim of any kind (including any conditional sale or title retention arrangement, and any lease in the nature thereof) or any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

"Advance Rate" means the applicable percentage specified in the Fee Letter, including the Fee Arrangements and Referenced Funding Items Schedule incorporated therein, as applied to Eligible Receivables for purposes of calculating the Borrowing Base. The applicable Advance Rate shall be reflected in each Borrowing Base Certificate. Any increase in the Advance Rate shall be subject to satisfaction of the applicable conditions specified in the Fee Letter and this Agreement, including satisfactory performance of the Facility, the absence of any continuing Default or Event of Default, and continued compliance with the eligibility criteria, concentration limits and other requirements of the Loan Documents.

Notwithstanding the foregoing, the Lender may apply a lower Advance Rate to any particular Eligible Receivable, Account Debtor or class of receivables based on concentration, dilution, dispute, collectability, creditworthiness or other collateral-related considerations.

No amendment, replacement or administrative update to the electronic Fee Arrangements and Referenced Funding Items Schedule, and no change to its location or hyperlink, shall modify the Advance Rate unless approved in writing by the Lender and the Borrowers in accordance with the amendment provisions of the Fee Letter and this Agreement.

"Affiliate" means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, where "control" means the power to direct the management and policies of a Person, whether through ownership of voting interests, by contract, or otherwise.

"Agreement" means this Master Receivables Loan, Assignment and Security Agreement, including all schedules and exhibits hereto, as amended, restated, supplemented or otherwise modified from time to time.

"Assigned Receivables" means, with respect to each Advance, the Accounts, receivables, book debts and payment obligations owing to either Borrower by an Account Debtor and identified by invoice number in the applicable Advance Receivables Schedule delivered pursuant to Schedule 13 in connection with such Advance, together with all Related Security, supporting obligations, proceeds, books and records relating thereto. Each Advance Receivables Schedule shall identify the Advance to which the listed Assigned Receivables have been allocated and may be amended or supplemented only with the Lender's written approval. No Assigned Receivable may be allocated to more than one Advance at the same time.

"Availability" means at any time, the amount by which the lesser of (a) the Facility Limit and (b) the Borrowing Base exceeds the sum of (i) the aggregate principal amount of Loans then outstanding and (ii) the Reserve.

"Borrower" means each of Zoar HK Limited, Zoar Limited, Zoar Biolab Limited and Zoar Nevada Sub Inc., and **"Borrowers"** means all of them collectively and jointly and severally.

"Borrowing Base" means at any time, an amount equal to the aggregate Outstanding Balance of all Eligible Receivables multiplied by the Advance Rate, as reduced by any reserves the Lender may establish in its discretion for dilution, concentration, cross-aged accounts, disputes, or other risk factors.

"Borrowing Base Certificate" means a certificate, in the form of Exhibit 2, executed by a Responsible Officer of the Borrowers and, where applicable, the Pledgor, setting out the calculation of the Borrowing Base and the resulting Availability as of the relevant test date.

"Borrowing Base Deficiency" means at any time, the amount (if any) by which the aggregate principal amount of Loans then outstanding exceeds the lesser of the Facility Limit and the Borrowing Base.

"Borrowing Capacity" means, at any time, the amount available to support a requested Advance, as determined by reference to the Borrowing Base, the Facility Limit, Gross Loans Outstanding, applicable reserves and the other limitations and requirements of the Loan Documents.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorised or required by law to close in New York, New York.

"Change of Control" means the occurrence of any of the following: (a) any Person or group acquiring, directly or indirectly, beneficial ownership of fifty per cent (50%) or more of the voting equity interests of a Borrower; or (b) a Borrower consolidating with or merging into another Person, or conveying, transferring or leasing all or substantially all of its assets; provided that the execution or consummation of the Disclosed Transaction in accordance with Section 19.6 shall not constitute a Change of Control.

"Closing Date" means the date first written above, being the date on which this Agreement is executed and delivered by the Parties.

"Code" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection, priority, or remedies with respect to the Lender's Lien on any Collateral are governed by the Uniform Commercial Code in effect in a jurisdiction other than New York, "Code" means the Uniform Commercial Code in effect in such other jurisdiction for those purposes.

"Collateral" means all of the property described in Section 13.1, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

"Collection Account" means the deposit account maintained at Royal Bank of Canada in the name of Zoar Life Sciences Inc., acting solely as Collection Agent and account holder for the Facility, into which all Collections are required to be paid, as identified in Schedule 3, and over which the Lender has exclusive dominion and control pursuant to the Account Control Agreement.

"Collection Agent" means ZOAR LIFE SCIENCES INC., an Alberta corporation wholly owned and controlled by the Lender, acting solely as collection agent and account holder in accordance with this Agreement and the Account Control Agreement.

"Cumulative Advances" means, at any time, the aggregate principal amount of all Gross Advances funded by the Lender under this Agreement from the Closing Date through such time, without reduction for any repayments, collections or other amounts subsequently received.

"Custodian" means the Lender, acting in its capacity as custodian of the Assigned Receivables and the Collateral, and not as the account holder or day-to-day collection agent.

"Cure Period" means ten (10) Business Days, being the period within which a Borrowing Base Deficiency must be cured under Section 8.4.

"Default" means the occurrence of any event or condition that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

"Default Rate" means the rate defined in Section 9.5.

"Deposit Account" means any "deposit account" as defined in the Code, including any checking account, savings account, or certificate of deposit.

"Disclosed Transaction" means the proposed merger, consolidation, amalgamation, share exchange, reverse takeover, reorganisation, listing or other business combination involving one or more Loan Parties and Impact Biomedical Inc., including all related discussions, due diligence, negotiations, letters of intent, definitive agreements, corporate reorganisations, issuances or transfers of equity interests, amendments to organisational documents, closing steps and consummation of the foregoing transaction.

"Eligibility Schedule" means Schedule 2, setting out the eligibility criteria for Eligible Receivables, the list of approved Account Debtors, and any Account Debtor sublimits or concentration limits, as updated by the Lender from time to time.

"Eligible Receivable" means an Assigned Receivable that satisfies each of the eligibility criteria set out in Section 7 and the Eligibility Schedule, as determined by the Lender.

"Event of Default" means any event or condition specified in Section 21 or Section 46.

"Facility" means the senior secured, asset-backed, revolving receivables loan facility made available by the Lender to the Borrowers under this Agreement.

"Facility Limit" means USD 100,000,000, being the maximum aggregate principal amount of Loans that may be outstanding at any time under the Facility, as the same may be reduced or, with the Lender's consent, increased in accordance with this Agreement.

"Fee Letter" means the fee letter dated as of the Closing Date between the Lender and the Borrowers, as amended, supplemented, restated, or replaced from time to time.

"First Priority Security Interest" means, with respect to any Collateral, a valid, binding, enforceable and continuously perfected security interest, lien, charge, assignment by way of security or other security right in favour of the Lender that secures the Obligations and ranks first in priority against such Collateral and all proceeds thereof, ahead of every other security interest, lien, charge, encumbrance or competing claim, subject only to any Permitted Priority Liens expressly identified in this Agreement. Such security interest shall be perfected through all registrations, filings, notices, acknowledgements, possession, control or other actions required under Applicable Law.

"GAAP" means generally accepted accounting principles as in effect from time to time in the applicable jurisdiction of the relevant Loan Party, consistently applied, and, to the extent compatible, international accounting standards as issued by the International Accounting Standards Board.

"Governmental Authority" means any foreign, federal, state, provincial, or local government, or any court, tribunal, administrative agency, regulatory body, self-regulatory organisation, or other governmental or quasi-governmental entity with jurisdiction over a Party, the Collateral, or the transactions contemplated by this Agreement.

"Gross Advance" means the principal amount recorded by the Lender as advanced under a Tranche before application of any agreed allocation or direct payment, including the Initial Gross Advance described in Section 4.3.

"Guarantee" means any guarantee of payment or performance provided by a Person, other than the Key Person Indemnitor, in support of all or any portion of the Obligations, including any corporate guarantee delivered pursuant to Section 15.6 or the Security and Guarantee Addendum. For the avoidance of doubt, the Key Person Indemnification Agreement is not a Guarantee.

"Indebtedness" means all obligations, contingent or otherwise, that in accordance with GAAP would be classified as liabilities on the obligor's balance sheet, together with all Guarantees of such obligations.

"Initial Gross Advance" means the initial Gross Advance in the original principal amount as set forth in the Fee Letter, established on the first Advance Date and reflected in the Loan Account in accordance with the Loan Documents.

"Insolvency Proceeding" means any voluntary or involuntary case, action, or proceeding under any bankruptcy, insolvency, reorganisation, receivership, moratorium, winding-up, or similar law now or hereafter in effect, including any assignment for the benefit of creditors and any appointment of a receiver, trustee, liquidator, or similar official, under the laws of any relevant jurisdiction.

"Interest Rate" means the fixed rate per annum specified in the Fee Letter, as amended only by written agreement of the Lender and the Borrowers.

"Invoice Due Date" means, with respect to an Assigned Receivable, the date specified in Schedule 13 (as may be updated from time to time in accordance with this Agreement) on which the applicable Account Debtor is required to make payment of such Assigned Receivable in full and in immediately available funds, which date shall be binding

for all purposes of this Agreement. Any invoice, Contract of Sale or other document relating to such Assigned Receivable shall be deemed confirmatory only and shall not modify, override or vary the Invoice Due Date as set out in Schedule 13. Each Account Debtor's obligation to pay the full amount of each Assigned Receivable on its Invoice Due Date shall be absolute, unconditional and not subject to set-off, counterclaim, withholding, extension, deferral, waiver or any other adjustment, except to the extent expressly approved in writing by the Lender. Any purported amendment or variation of an Invoice Due Date without the Lender's prior written consent shall be null and void as against the Lender and shall not affect the validity, enforceability or collectability of the relevant Assigned Receivable.

"Key Person" means each of Dr. Kanans Visvanats and each Borrower's Chief Executive Officer, President, and Chief Financial Officer, and any other individual designated as such in the Eligibility Schedule or the Security and Guarantee Addendum.

"Key Person Indemnification Agreement" means the Key Person Suretyship and Indemnification Agreement dated as of the Closing Date, executed by the Key Person Indemnitor in favour of the Lender, as amended, supplemented, restated or confirmed from time to time in accordance with its terms.

"Key Person Indemnitor" means Dr. Kanans Visvanats, also known as Kannan Vishwanatth, solely in his capacity as indemnitor under the Key Person Indemnification Agreement.

"Lender Expenses" means all costs and expenses (including reasonable legal fees and expenses, audit and field examination fees, and filing and registration fees) incurred by the Lender in preparing, negotiating, administering, amending, perfecting, defending, and enforcing the Loan Documents or otherwise in connection with the Obligations or the Collateral, including those incurred in connection with any Insolvency Proceeding.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge, or hypothecation of any kind, including any conditional sale or title retention arrangement, any lease in the nature thereof, and the filing of any financing statement under the Code or any similar statute.

"Loan" means each Gross Advance recorded by the Lender under the Facility, including each amount applied directly to suppliers or allocated as expressly provided in this Agreement, and Loans means all such Gross Advances collectively, together with all accrued interest, fees, and other amounts owing in respect thereof.

"Loan Documents" means this Agreement, including all Parts, Schedules and Exhibits, the Fee Letter, each Notice of Assignment, the Account Control Agreement, any Collection Agency Agreement, each applicable UCC or PPSA financing statement or registration, each Guarantee, the Security and Guarantee Addendum, the Key Person Indemnification Agreement, and each other document, instrument or agreement executed and delivered in connection with the Facility.

"Loan Party" means each Borrower, each grantor or pledgor, each Guarantor, and, solely with respect to its obligations concerning the Collection Account, Collections, Collateral, reporting, and further assurance, the Collection Agent.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, or financial condition of the Loan Parties taken as a whole; (b) the ability of any Loan Party to perform its Obligations; (c) the value,

collectability, or enforceability of a material portion of the Collateral; or (d) the Lender's Liens on the Collateral or the rights and remedies of the Lender under the Loan Documents.

"Maturity Date" means with respect to each Tranche, the date falling one hundred and fifty (150) days after the date of disbursement of that Tranche, as recorded in the Tranche Maturity Schedule, or such earlier date on which the relevant Obligations become due and payable by acceleration or otherwise, or such later date as the Parties may agree in writing.

"Total Gross Advance" means, at any time, the aggregate amount of all Gross Advances made by the Lender from and after the First Advance Date, without reduction for any repayment, Collection, prepayment, set-off or other reduction of principal occurring after such Gross Advances were made.

"Tranche" means each Advance or borrowing under the Facility disbursed on a single date, having its own disbursement date, principal amount, and Maturity Date as recorded in the Tranche Maturity Schedule.

"Notice of Assignment" means a notice, substantially in the form of Exhibit 1, served on an Account Debtor, which may be given as a single Master Notice of Assignment (MNOA) served on all Account Debtors, notifying it of the assignment and pledge of the Assigned Receivables and directing payment to the Collection Account.

"Obligations" means all present and future indebtedness, liabilities and obligations of the Borrowers, the Pledgor and each other Loan Party to the Lender under this Agreement and the other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, including all principal, interest, fees, indemnities, costs, expenses and Lender Expenses, together with all amounts expressly payable by the Key Person Indemnitor under the Key Person Indemnification Agreement; provided that the inclusion of such amounts shall not expand the Key Person Indemnitor's liability beyond the express terms of the Key Person Indemnification Agreement.

"Outstanding Balance" means with respect to any receivable, the unpaid face amount owing by the Account Debtor thereon at the relevant time.

"Permitted Discretion" means the Lender's commercially reasonable credit judgment, exercised in good faith from the perspective of a secured asset-based lender, based on any factor that the Lender reasonably determines may affect the value, collectability or enforceability of the Assigned Receivables or other Collateral, the creditworthiness of a Loan Party or Account Debtor, the calculation of the Borrowing Base, or the Lender's rights and remedies under the Loan Documents.

"Permitted Liens" means (a) Liens in favour of the Lender; (b) Liens for taxes not yet due or being contested in good faith with adequate reserves; (c) statutory Liens of carriers, warehousemen, and similar Persons arising in the ordinary course and not overdue by more than sixty (60) days; and (d) such other Liens as the Lender approves in writing.

"Permitted Products" means active pharmaceutical ingredients, pharmaceutical intermediates, key starting materials, specialty compounds, excipients and other pharmaceutical or life-sciences products sold by a Borrower in the ordinary course of its business, together with any other products approved by the Lender in writing.

"Person" means any individual, corporation, limited liability company, trust, joint venture, association, partnership, unincorporated organisation, Governmental Authority, or other entity.

"PPSA" means the Personal Property Security Act (Alberta), as amended, and any regulations made under it.

"Prefunded Interest Amount" means the restricted ledger or account maintained and controlled by the Lender to receive each Prefunded Interest Amount and to apply that amount solely as interest accrues on the related Tranche in accordance with Section 9.1A.

"Related Security" means with respect to any Assigned Receivable, all security interests, guarantees, supporting obligations, retention-of-title rights, and other rights and remedies supporting or relating to that receivable, and all proceeds thereof.

"Reserve" means the fixed restricted cash reserve balance of as set forth in the Fee Letter credited on the Lender's books for the account of the Borrowers from the Initial Gross Advance. The Reserve is not available for withdrawal by any Loan Party, reduces Availability, and may be applied only to the Obligations in accordance with Section 4.6. Any application of the Reserve reduces the corresponding Obligation dollar-for-dollar, and any unapplied balance shall be released after the Obligations have been paid and performed in full and the Facility has terminated.

"Responsible Officer" means any officer, director, or manager of a Loan Party with the authority and knowledge to act on its behalf, including to certify the Borrowing Base Certificate and other reports.

"Security and Guarantee Addendum" means the Security and Guarantee Addendum entered into in connection with the transaction, as amended, including as conformed by Sections 6.4, 8.5, and 35.6 of this Agreement.

"Prefunded Interest Account" means the restricted ledger or account maintained and controlled by the Lender to receive each Prefunded Interest Amount and to apply that amount solely as interest accrues on the related Tranche in accordance with Section 9.1A.

"Transaction Documents" means this Agreement, the Fee Letter, each other Loan Document, and the Master Sale Agreement, together with all amendments, restatements, extensions, supplements, and replacements thereof.

"UCC" means the Uniform Commercial Code as in effect in the State of New York or, where applicable for perfection or priority, in the relevant jurisdiction.

"Use of Proceeds" means the permitted application of Loan proceeds set out in Section 6.

3. Interpretation

In this Agreement, unless the context otherwise requires:

(1) headings are for convenience only and do not affect interpretation;

(2) references to any document include all amendments, modifications, and supplements to it;

(3) the singular includes the plural and vice versa;

(4) words of any gender include all genders;

(5) "including" means "including without limitation";

(6) "$" and "dollars" mean United States dollars;

(7) references to time mean New York City time;

(8) any reference to a "day" means a calendar day unless expressed as a "Business Day", and if any action falls due on a day that is not a Business Day it shall be taken on the next Business Day;

(9) "herein", "hereof", and similar words refer to this Agreement as a whole;

(10) references to Sections, Schedules, and Exhibits are to those of this Agreement, all of which are incorporated by reference;

(11) this Agreement shall be construed without any presumption against the drafter;

(12) references to a statute include amendments, re-enactments, and regulations under it;

(13) accounting terms not defined herein shall be construed in accordance with GAAP; and

(14) this Agreement may be executed in counterparts, each of which is an original and all of which together constitute one instrument.

"Account Debtor Concentration Limit" means the maximum percentage of the Borrowing Base, or the maximum dollar amount, that Eligible Receivables owing by a single Account Debtor (together with its Affiliates) may represent, as set out in the Eligibility Schedule or as established by the Lender.

"Advance Request" means a borrowing request substantially in the form of Exhibit 3, delivered by the Borrowers to request an Advance.

"Aging Report" means a report, in form and detail satisfactory to the Lender, setting out the Assigned Receivables by Account Debtor and by aging bucket (current, 1 to 30, 31 to 60, 61 to 90, 91 to 120, and over 120 days from invoice date), together with such other detail as the Lender requires.

"Anti-Corruption Laws" means all laws concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and any equivalent legislation in any relevant jurisdiction.

"Anti-Money-Laundering Laws" means all laws relating to money laundering or terrorist financing, including the applicable requirements of the Bank Secrecy Act and any equivalent legislation in any relevant jurisdiction.

"Collections" means all cash, cheques, wire transfers, and other amounts received in payment of, or otherwise on account of, any Assigned Receivable, including any proceeds of Related Security.

"Concentration Reserve" means a reserve the Lender may establish against the Borrowing Base to address Account Debtor, country, or product concentration.

"Contract of Sale" means the written agreement between a Borrower and an Account Debtor evidencing the sale of goods giving rise to an Assigned Receivable, including the purchase order, invoice, and delivery documentation.

"Dilution" means the aggregate amount of non-cash reductions in the Assigned Receivables, including credit memos, returns, allowances, discounts, disputes, and set-offs, expressed where relevant as a percentage of gross receivables.

"Dilution Reserve" means a reserve the Lender may establish against the Borrowing Base to reflect Dilution.

"Excluded Receivable" means any receivable that is not an Eligible Receivable, including any receivable more than 120 days from invoice date, any disputed receivable, any receivable owing by an Affiliate, and any receivable owing by an Account Debtor that is not approved.

"Field Examination" means an examination or audit by the Lender or its agents of the Collateral, the Assigned Receivables, and the books and records of the Loan Parties.

"Interest Period" means each monthly period for which interest on the Loans is calculated on the 30/360 basis specified in Section 9.1.

"Payment Date" means each date on which interest, fees, or other amounts are due under this Agreement or the Fee Letter, as set out in the applicable Loan Document or as the Lender specifies in accordance therewith.

"Purchase Order" means a written purchase order issued by an Account Debtor to a Borrower, or by a Borrower to a supplier, evidencing an order for goods.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered, or enforced by the United Nations, the United States (including OFAC), the European Union, or the United Kingdom.

"Servicer" means the Borrowers in respect of day-to-day invoicing and customer follow-up, subject to the oversight and direction of the Lender and the Collection Agent; following an Event of Default, the Lender may assume or appoint another Person to perform the servicing function.

"Supplier" means any supplier of pharmaceutical goods to whom Loan proceeds are applied in accordance with the Use of Proceeds, including manufacturers and other trade counterparties, in each case supplying goods purchased and on-sold under the Master Purchase and Sale Agreement.

"Master Purchase and Sale Agreement" means the Master Purchase and Sale Agreement entered into in connection with the transaction, governing the purchase of goods from suppliers and the on-sale of such goods to the Borrowers, as amended, restated, supplemented or otherwise modified from time to time.

"Test Date" means each Friday and each date an Advance is requested, being a date on which the Borrowing Base is tested.

"Verification" means the Lender's verification, directly or through its agents, of the existence, amount, and status of Assigned Receivables with Account Debtors.

PART A: THE FACILITY

4. The Facility

4.1 Facility Structure. Subject to the terms and conditions of this Agreement, the Facility is established as a senior secured, asset-backed, revolving receivables loan facility with a maximum aggregate principal amount equal to the Facility Limit. The Borrowers may request Advances from time to time within the then-current Borrowing Capacity, and the Lender may fund such Advances subject to satisfaction of the applicable conditions set forth in the Loan Documents. Amounts repaid may thereafter be requested for re-borrowing on the same basis. The Borrowing Capacity at any time shall be determined by reference to the Borrowing Base and the other applicable provisions of the Loan Documents. Subject to Section 4.2, the Lender shall make the Initial Gross Advance in accordance with Section 4.3(a) and Section 5.1 and shall make the subsequent Advances expressly required under Section 4.3(b) when the conditions in Section 5.2 have been satisfied or waived. Any other Advance may be approved or declined by the Lender in its discretion.

4.2 Revolving Nature; Borrowing Base Governs. No Loan shall be made, and no amount shall be treated as available for drawing, to the extent that, after giving effect to it, the aggregate principal amount of Loans then outstanding would exceed the lesser of the Facility Limit and the Borrowing Base. The same Eligible Receivable value shall not be counted as supporting more than the amount available against it at any one time. Loan proceeds applied to pay a supplier, and receivables that have been generated but not yet collected, are not also available for further drawing; Availability is recomputed by reference to the then current Borrowing Base and the outstanding Loans.

4.3 Initial Gross Advance; First Drawdown; Conditions for Subsequent Funding.

(a) Initial Gross Advance. Subject to satisfaction or waiver of the conditions precedent in Section 5.1 by the Lender, the Lender shall make the first Advance on the Closing Date as an Initial Gross Advance in the amount specified in the Fee Letter. The Reserve and the other applicable closing items shall be addressed at Closing in accordance with the Loan Documents and the applicable closing statement.

(b) Subsequent Funding Thresholds. Following the Initial Gross Advance, and subject to Section 4.2 and satisfaction or waiver of the conditions precedent in Section 5.2, the Lender shall, in response to a properly submitted Borrowing Request, make subsequent Advances until the Total Gross Advance reaches each of the following thresholds:

(i) USD 50,000,000 during the period commencing on the date falling sixty (60) days after the First Advance Date and ending on the date falling ninety (90) days after the First Advance Date; and

(ii) USD 100,000,000 during the period commencing on the date falling one hundred and twenty (120) days after the First Advance Date and ending on the date falling one hundred and fifty (150) days after the First Advance Date.

Subject to satisfaction or waiver of the conditions in Section 5.2, the Lender may determine the timing and number of subsequent Advances made during each applicable funding period, but shall make the Advances required for the Total Gross Advance to reach the applicable threshold no later than the final day of that funding period.

If the conditions in Section 5.2 are not satisfied on the final day of an applicable funding period, the Lender's corresponding obligation shall be deferred and shall arise when and to the extent that those conditions are subsequently satisfied or waived. The Lender shall make the applicable Advance within five (5) Business Days after such conditions are satisfied or waived.

The foregoing thresholds measure the Total Gross Advance and do not constitute minimum principal amounts required to remain outstanding at any time.

(c) Amount of Required Subsequent Advance. Each subsequent Advance required under this Section shall not exceed the lesser of:

(i) the amount requested in the applicable Borrowing Request;

(ii) the amount by which the applicable Total Gross Advance threshold exceeds the Total Gross Advance immediately before giving effect to the proposed Advance;

(iii) the Net Collection Account Balance then standing to the credit of and retained in the Collection Account;

(iv) the Availability then existing under the Borrowing Base; and

(v) the remaining undrawn portion of the Facility Limit.

(d) Incremental Funding Discretion. Nothing in this Section requires the Lender to make an Advance exceeding the amount determined under subsection (c). Any additional or incremental Advance exceeding that amount, including an Advance requested before the applicable threshold date, may be approved or declined by the Lender in its discretion.

(e) Continuing Revolving Facility. Achievement of a Total Gross Advance threshold does not terminate or reduce the revolving operation of the Facility. Further Advances may continue, subject to the Facility Limit, the Borrowing Base and the other applicable provisions of the Loan Documents.

4.4 Promise to Pay. The Borrowers hereby jointly and severally, unconditionally, and irrevocably promise to pay to the Lender the outstanding principal amount of all Loans, together with accrued and unpaid interest, fees, and all other Obligations, as and when due in accordance with this Agreement.

4.5 Joint and Several Liability. The obligations of Zoar HK Limited, Zoar Biolab Limited, Zoar Nevada Sub Inc. and Zoar Limited as Co-Borrowers under this Agreement and the other Loan Documents are joint and several. The Lender may proceed against any one or more Borrowers for the full amount of the Obligations without first proceeding against any other Borrower, Guarantor, grantor, pledgor, Collateral or other Person.

4.6 Reserve. The Reserve shall be maintained and administered by the Lender in accordance with its definition and shall be reflected as part of the Closing mechanics. The Lender may apply the Reserve to a Borrowing Base Deficiency or to due and unpaid Obligations, including after an Event of Default, first to accrued and unpaid interest not otherwise satisfied, second to principal, third to Lender Expenses, and then to other Obligations.

5. Conditions Precedent

5.1 Conditions Precedent to Initial Gross Advance. The obligation of the Lender to make the Initial Gross Advance is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to it, each of the following:

(a) duly executed original signatures to this Agreement and the other Loan Documents;

(b) certified organizational documents, authorizing resolutions, incumbency certificates and good-standing evidence for each Loan Party;

(c) evidence that the Borrowers have pledged the initial pool of receivables directly to the Lender and granted the Lender a First Priority Security Interest under Part C;

(d) evidence of the filing of UCC-1 financing statements and all other filings, registrations and notices necessary to perfect the Lender's First Priority Security Interest in the Collateral in each applicable jurisdiction;

(e) the executed Account Control Agreement in respect of the Collection Account, evidence of all required Alberta PPSA registrations, and evidence that the Borrowers and the Collection Agent have no withdrawal, transfer or instruction rights over the Collection Account;

(f) evidence of execution of the Fee Letter, payment or other satisfaction of the amounts then due under it, and funding of the Prefunded Interest Amount applicable to the Initial Gross Advance;

(g) the initial Eligibility Schedule, Aging Report, Borrowing Base Certificate and Advance Receivables Schedule;

(h) executed Notices of Assignment for service on the applicable Account Debtors; and

(i) such other documents, legal opinions and evidence as the Lender may reasonably require in connection with the Initial Gross Advance, including opinions concerning due authorization, execution, enforceability, security, perfection and priority.

5.2 Conditions Precedent to Required Subsequent Advances. The obligation of the Lender to make a subsequent Advance expressly required under Section 4.3 is subject to satisfaction of each of the following conditions on the proposed Advance Date:

(a) the Borrowers have delivered a complete Borrowing Request and a current Borrowing Base Certificate within the periods required by this Agreement;

(b) no Default or Event of Default has occurred and is continuing, and none would result from the proposed Advance;

(c) the representations and warranties of the Loan Parties contained in the Loan Documents remain true and correct in all material respects as of the proposed Advance Date;

(d) all Borrowing Base Certificates, Aging Reports, receivables registers, Advance Receivables Schedules and other periodic reports then due have been delivered in accordance with the Loan Documents;

(e) sufficient Eligible Receivables have been validly assigned and pledged to support the proposed Advance under the Borrowing Base, using the applicable Advance Rate then in effect under the Loan Documents, and no Borrowing Base Deficiency exists or would result from the proposed Advance;

(f) the payment performance of the Assigned Receivables supporting prior Advances is current through the proposed Advance Date, as evidenced by Schedule 13, the applicable Aging Reports and the records of the Collection Account, with all amounts scheduled for receipt on or before that date reflected as cleared and retained balances in the Collection Account; provided that any resulting shortfall may be satisfied by a cure completed in accordance with Section 8.4,

(g) the Account Control Agreement remains effective, the Collection Account remains subject to the Lender's exclusive dominion and control, and the Lender's First Priority Security Interest has not been released, terminated, subordinated or materially impaired;

(h) all interest, fees, expenses and other Obligations then due and payable have been paid or otherwise provided for in accordance with the Loan Documents; and

(i) the proposed Advance will be applied solely to the permitted Use of Proceeds and will not violate any applicable law.

5.3 Determination; Waiver; Other Advances. Satisfaction of the conditions in Section 5.2 shall be determined from the Borrowing Request, Borrowing Base Certificate, Schedule 13, applicable Aging Reports, Collection Account records and other applicable Loan Document records, absent manifest error. The Lender may waive any condition in Section 5.1 or Section 5.2 by written notice. A waiver applies only to the specific Advance and condition identified in that notice and does not constitute a continuing waiver. If a condition in Section 5.2 is not satisfied on a Total Gross Advance threshold date, the Lender's corresponding funding obligation shall be deferred until and to the extent that the condition is subsequently satisfied or waived. Such deferral does not constitute a breach by the Lender. This Section 5 does not limit the Lender's discretion to approve, decline or impose additional conditions upon an Advance that is not expressly required under Section 4.3.

6. Use of Proceeds

6.1 Permitted Use. Subject to the treatment of the Reserve and the other applicable closing items at Closing, the proceeds of each Loan shall be applied strictly and exclusively to pay Suppliers for pharmaceutical goods and to fund the purchase-and-resale trade cycle described in Section 6.2.

6.2 Purchase-and-Resale Cycle. The Parties acknowledge and agree that the Facility funds a revolving, self-liquidating trade cycle operating as follows: (a) the proceeds of a Loan are applied to pay a supplier for pharmaceutical goods; (b) such goods are purchased by the Lender and on-sold to a Borrower; (c) the Borrower on-sells the goods to its Account Debtors, thereby generating new receivables; (d) those new receivables are pledged directly to the Lender under Part C, becoming Eligible Receivables and Collateral to the extent they satisfy the eligibility criteria; and (e) collections on those receivables are received into the Collection Account, applied in accordance with Section 8, and, subject to Availability and no continuing Event of Default, re-advanced to fund the next cycle. Each turn of the cycle regenerates the collateral base that supports subsequent Advances.

6.3 Supplier Payment Direction. At the Lender's option, Advances applied to pay suppliers may be disbursed by the Lender directly to the relevant supplier on behalf of the Borrowers, against presentation of the corresponding purchase order or invoice, and such direct disbursement shall constitute a Loan to the Borrowers for all purposes of this Agreement.

6.4 Reset of Prior Sweeps and Releases to a Use-of-Proceeds Driven Sweep. Notwithstanding any prior arrangement, instruction, waterfall, sweep, release mechanic, or application-of-funds provision previously agreed among any of the Parties or set out in any prior Transaction Document or the Security and Guarantee Addendum, from and after the Closing Date all sweeps, releases, and applications of collections shall be reset to, and shall operate solely in accordance with, the use-of-proceeds driven sweep set out in Section 8.

7. Eligible Receivables

A receivable is an "Eligible Receivable", and is included in the Borrowing Base, only if it satisfies each of the following criteria (and the additional criteria in the Eligibility Schedule), in each case as determined by the Lender, unless the Lender otherwise agrees in writing:

(a) it is owing by an approved Account Debtor for which a credit limit is in place and available, and it is within any applicable Account Debtor sublimit or concentration limit;

(b) it is current and not more than one hundred and twenty (120) days from the invoice date; a receivable that is more than one hundred and twenty (120) days from the invoice date is excluded from the Borrowing Base;

(c) it arises from a bona fide, completed, arm's-length sale of goods in the ordinary course of business, is evidenced by an invoice and supporting delivery documentation, and represents a valid, binding, and legally enforceable obligation of the Account Debtor;

(d) it is not subject to any dispute, set-off, counterclaim, or defence, and is free of any Adverse Claim other than the Lender's First Priority Security Interest;

(e) it has been pledged directly to the Lender under Part C, and is subject to the Lender's perfected First Priority Security Interest;

(f) the relevant Account Debtor has been served a Notice of Assignment directing payment to the Collection Account;

(g) it is not owing by an Account Debtor that is insolvent, that is more than sixty (60) days past due on other obligations beyond permitted thresholds, or that is an Affiliate of a Borrower or the Pledgor; and

(h) it is denominated in United States dollars or another approved currency, and is payable by an Account Debtor located in an approved country under the Eligibility Schedule.

8. Collections, Custody, and the Use-of-Proceeds Driven Sweep

8.1 Notices of Assignment. The Borrowers shall serve a Notice of Assignment, which may take the form of a Master Notice of Assignment, substantially in the form of Exhibit 1, on each Account Debtor, directing payment of the Assigned Receivables solely to the Collection Account, and shall use commercially reasonable efforts to obtain each Account Debtor's written acknowledgement.

8.2 Custody and Collection. The Lender acts as Custodian of the Assigned Receivables and Collateral. Zoar Life Sciences Inc. acts solely as Collection Agent and account holder. All Collections shall be paid directly into the Collection Account at Royal Bank of Canada. The Collection Account is subject to the Lender's exclusive dominion and control, and neither the Borrowers nor the Collection Agent shall have withdrawal, transfer, or instruction rights except as the Lender expressly directs in writing. Any Collection received by a Borrower shall be held on trust for the Lender, kept separate from other funds, and paid into the Collection Account within two (2) Business Days.

8.3 Use-of-Proceeds Driven Sweep and Application. Amounts credited to the Collection Account shall be swept and applied by the Lender in the following order of priority: first, to fees, costs, expenses, and Lender Expenses then due; second, to accrued and unpaid interest only to the extent not already satisfied from the applicable Prefunded Interest Amount; third, to principal to cure any Borrowing Base Deficiency or to the extent otherwise due; fourth, so long as no Event of Default is continuing and subject to Availability and Section 9.1A to re-advance to the Borrowers or directly to Suppliers for the permitted Use of Proceeds; and fifth, after satisfaction of the foregoing applications and so long as no Default or Event of Default is continuing, any remaining surplus shall be remitted to the applicable Borrower or otherwise to the Person legally entitled thereto.

8.4 Borrowing Base Deficiency; Cure. If at any time a Borrowing Base Deficiency exists, the Borrowers shall, within the Cure Period, cure it by pledging additional Eligible Receivables to the Lender, prepaying the amount of the deficiency, permitting application of the Reserve, or using a combination of those methods acceptable to the Lender.

8.5 Reset and Supersession. For the avoidance of doubt and consistent with Section 6.4, the Sweep set out in this Section 8 resets and supersedes any and all sweeps, releases, and applications of collections previously agreed among the Parties.

9. Interest, Fees, and Repayment

9.1 Interest. Each Loan shall bear interest on its outstanding principal amount from and after its Advance Date at the applicable Interest Rate specified in the Fee Letter, computed on a 30/360 basis. Interest shall accrue monthly and be due on each Payment Date and the applicable Maturity Date. Interest accruing during the applicable prefunding period for each Tranche shall be satisfied from the related Prefunded Interest Amount in accordance with Section 9.1A. The calculation, funding, application and other treatment of the Prefunded Interest Amount, including any Interest attributable thereto, shall be governed by the Fee Letter and this Agreement. Interest accruing after the applicable prefunding period, Default Rate interest and any shortfall not covered by the Prefunded Interest Amount shall be payable from Collections or directly by the Borrowers.

9.1A Prefunded Interest Amount. In connection with each Tranche, the Borrowers shall provide the applicable Prefunded Amount specified in the Fee Letter. Such amount shall be held and applied by the Lender in accordance with the Loan Documents. Any unapplied balance following repayment of the applicable Tranche shall be credited against amounts then due or returned after satisfaction of all Obligations; provided that, during an Event of Default, the Lender may apply such balance to the Obligations.

9.2 Receivable Terms and Eligibility Period. The Facility is structured against receivables with credit terms not exceeding one hundred and fifty (150) days. Notwithstanding those permitted credit terms, an Assigned Receivable shall cease to constitute an Eligible Receivable once more than one hundred and twenty (120) days have elapsed from its invoice date. Any resulting Borrowing Base Deficiency shall be cured in accordance with Section 8.4. For the avoidance of doubt, permitting receivable terms of up to one hundred and fifty (150) days does not extend Borrowing Base eligibility beyond one hundred and twenty (120) days or postpone the Maturity Date of any Tranche.

9.3 Repayment; Revolving Re-Borrowing. The Borrowers shall repay the Loans from Collections in accordance with the Sweep in Section 8. Amounts applied to repayment may thereafter be taken into account in determining subsequent Advances under Section 4.3. The Lender shall make the subsequent Advances expressly required under Section 4.3 when the applicable conditions in Section 5.2 have been satisfied or waived. All outstanding Obligations shall be repaid in full on the applicable Maturity Date.

9.4 Fee Letter. The Borrowers shall pay the fees and other amounts set forth in the Fee Letter dated as of the Closing Date between the Lender and the Borrowers (the "Fee Letter"). The Fee Letter forms part of the Transaction Documents, and all fees and other amounts payable thereunder shall constitute Obligations secured by this Agreement.

9.5 Default Rate. Upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum equal to the sum of (a) the Interest Rate otherwise applicable and (b) the Default Margin specified in the Fee Letter (such aggregate rate, the "Default Rate").

9.6 Payments. All payments by the Borrowers shall be made in immediately available United States dollars, without set-off, deduction, or counterclaim. The Lender may apply amounts in the Collection Account and other proceeds of Collateral to the Obligations in the order set out in Section 8 or, after an Event of Default, in such order as the Lender elects.

9.7 Mandatory Prepayment. In addition to the cure of any Borrowing Base Deficiency, the Borrowers shall prepay the Loans to the extent required upon any event specified as requiring mandatory prepayment in this Agreement or the Schedules.

9.8 Voluntary Prepayment and Termination. Subject to the terms of the Fee Letter, the Borrowers may voluntarily prepay all or any portion of the outstanding Loans upon not less than five (5) Business Days' prior written notice to the Lender. Any prepayment shall be accompanied by payment of all accrued and unpaid interest and other Obligations then due in respect of the amount prepaid. The Borrowers may terminate the Facility upon not less than thirty (30) days' prior written notice to the Lender and payment and performance in full of all Obligations. Following such payment and performance, and provided that the Lender has no further obligation to make Advances, the Lender shall release its Liens and

any unapplied balance of the Reserve in accordance with the Loan Documents.PART B: DIRECT PLEDGE AND SERVICING OF RECEIVABLES

10. Direct Assignment and Pledge to the Lender

10.1 Direct Pledge. Each Borrower, as owner, hereby grants, pledges and assigns to the Lender all of such Borrower's right, title and interest in and to its present and future receivables and all Related Security relating thereto (collectively, the "Assigned Receivables"), as continuing security for the Obligations under Part C.

There is no sale to, or intermediate acquisition by, any special-purpose entity. Zoar HK Limited, Zoar Limited, Zoar Biolab Limited and Zoar Nevada Sub Inc. each directly grant and pledge their respective present and future receivables and Related Security to the Lender.

The Assigned Receivables remain the property of the applicable Borrower, subject at all times to the Lender's perfected First Priority Security Interest.

10.2 Attachment of Security Interest. On creation of each Assigned Receivable, the Lender's security interest attaches automatically, and the Assigned Receivable remains the property of the relevant Borrower, subject to that security interest.

10.3 Ongoing Pledge. Receivables generated by the Borrowers after the Closing Date become subject to the Lender's security interest automatically upon creation, without the need for any further act, subject to the identification and reporting mechanics in Section 11.

10.4 No Receivables Sale. No purchase price applies because the Assigned Receivables are pledged, not sold. The Parties shall not effect any transfer at an undervalue or preference concerning the Collateral.

10.5 Further Assurance. Each Borrower shall execute such assignments, notices, and filings, and take such further acts, as the Lender requires to perfect and evidence the pledge of the Assigned Receivables and the Lender's First Priority Security Interest in them.

11. Servicing, Identification, and Collections Held on Trust

11.1 Identification. The Borrowers shall maintain records identifying the Assigned Receivables and shall mark their books to show that the Assigned Receivables have been directly assigned and pledged by way of security to the Lender.

11.2 Collections Held on Trust. Any amount received by a Borrower in respect of an Assigned Receivable is received and held on trust for the Lender and, as directed, for the Lender, and shall be paid into the Collection Account within two (2) Business Days.

11.3 Reporting. The Borrowers shall provide receivables agings and reports in respect of the Assigned Receivables as required under Section 20.

12. Reset of Prior Reserve, Sweep, and Release Arrangements

12.1 No Separate Receivables SPV. The transaction does not use a separate special-purpose receivables purchaser. Each Borrower retains ownership of the receivables it originates, subject to the direct assignment and pledge by way of security in favour of the Lender.

12.2 Recharacterization Backstop. For the avoidance of doubt, if characterised in any manner other than a direct pledge, each Borrower is deemed to grant, and hereby grants, to the Lender a security interest in the Assigned Receivables and Related Security to secure such Borrower's Obligations.

PART C: GRANT OF SECURITY AND PERFECTION

13. Grant of Security Interest

13.1 Grant. As continuing security for the Obligations, each Borrower grants, assigns by way of security, and pledges to the Lender a continuing First Priority Security Interest in all of its present and future Assigned Receivables, Related Security, supporting obligations, books and records, and proceeds. The Collection Agent separately grants to the Lender a continuing security interest in all of its right, title, and interest in the Collection Account, all balances credited to it, and all related proceeds. All such property constitutes the Collateral.

13.2 Continuing Security. The Lender's Lien in the Collateral continues until the Obligations are paid in full in cash and the Lender has no further obligation to make Advances, at which time the Lender shall, at the Loan Parties' cost, release its Liens.

13.3 Grants in Support of the Borrowers. Each grantor acknowledges that its grant of security supports the Obligations and that it receives value and benefit from the Facility or its role in the collection structure.

14. Perfection, Priority, and Collection Account Control

14.1 Authorisation to File and Register. Each grantor authorises the Lender to file UCC financing statements and to make PPSA and other registrations, amendments, and continuations in each appropriate jurisdiction as the Lender considers necessary or desirable to perfect and maintain the priority of the security interests granted under this Agreement.

14.2 Priority. Each Grantor represents, warrants and covenants that the security interest granted by it is and shall remain perfected and first priority, subject only to Permitted Liens expressly permitted to rank ahead of the Lender's Lien and any priority or rights of set-off of the Account Bank expressly accepted by the Lender in the Account Control Agreement.

14.3 Collection Account; White-Label Designation. The Collection Account may be identified for commercial, administrative and Account Debtor-facing purposes as the "White-Label Collection Account." Such designation shall not alter the legal ownership, account title, control, security treatment or application of funds in the Collection Account under the Loan Documents.

The Collection Account shall be maintained with the Account Bank in the legal name of ZOAR LIFE SCIENCES INC., acting solely as Collection Agent and account holder. ZOAR LIFE SCIENCES INC. is wholly owned and controlled by the Lender. The Collection Agent shall hold and administer all balances solely in accordance with this Agreement and the Account Control Agreement, subject to the Lender's security interest and the applicable Borrowers' rights to any surplus payable under this Agreement.

14.5 No Reliance on Third-Party Credit Insurance. Third-party trade credit insurance is not a condition to the Facility. The absence of such insurance does not create any insurance, indemnity, or non-recourse obligation of the Lender and does not limit the Borrowers' liability for the Obligations.

15. Additional Security Matters

15.1 Description of Collateral. The Collateral includes, without limitation, all Assigned Receivables, all Related Security, the Collection Account and its balances, and all proceeds of the foregoing, as more fully described in Section 13.1.

15.2 Further Assurance. Each Loan Party shall execute such further documents and take such further acts as the Lender reasonably requires to give effect to this Agreement and to create, perfect, protect, and maintain the priority of the Lender's Liens.

15.3 Power of Attorney. Each Borrower and the Collection Agent irrevocably appoints the Lender as its attorney-in-fact, exercisable on and after an Event of Default, to endorse instruments, give notices to Account Debtors, issue directions concerning the Collection Account, collect the Assigned Receivables, and do anything the appointing party is required but fails to do under this Agreement.

15.4 Protective Advances. If a Loan Party fails to pay any amount required to preserve the Collateral, the Lender may do so, and all amounts so paid are Lender Expenses, immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.

15.5 Set-off. The Lender may set off any matured obligation owed by a Loan Party against any obligation of the Lender to that Loan Party, including amounts in the Collection Account, to the fullest extent permitted by law.

15.6 Credit Support. The Obligations are supported by each Guarantee delivered in connection with the transaction, including any corporate Guarantee delivered under the Security and Guarantee Addendum, and by the Key Person Indemnification Agreement. Each Guarantee remains in full force except as expressly conformed by Sections 6.4, 8.5 and 35.6. The Key Person Indemnification Agreement constitutes separate, direct and independent credit support and shall be enforceable solely in accordance with its terms. Nothing in this Section makes the Key Person Indemnitor a guarantor of payment or performance of all Obligations.

16. Credit Risk Retention Fee

16.1 Credit Risk Retention Fee. In consideration of the Lender making the Facility available without requiring third-party trade credit insurance, the Borrowers shall pay the Credit Risk Retention Fee specified in the Fee Letter at the time and in the manner provided therein.

16.2 Nature of Fee. The Credit Risk Retention Fee is a financing fee payable to the Lender for assuming and retaining the credit risk associated with the Facility without the benefit of third-party trade credit insurance. It is not an insurance premium, reserve fund or deposit and does not create any insurance policy, indemnity, reimbursement right, loss-payee status or limitation of recourse in favour of any Loan Party.

16.3 Full Recourse. Account Debtor non-payment remains a risk of the Borrowers, and the Borrowers remain jointly and severally liable for all Obligations. Payment of the Credit Risk Retention Fee does not reduce the Obligations, affect the Borrowing Base or Borrowing Capacity, or limit the Lender's rights and remedies under the Loan Documents.

17. Representations and Warranties

Each Loan Party represents and warrants to the Lender, on the Closing Date, on each date an Advance is made, and on each date a receivable becomes an Assigned Receivable, that:

17.1 Organisation and Authority. it is duly organised, validly existing, and in good standing under the laws of its jurisdiction of formation, and has full power and authority to enter into and perform the Loan Documents to which it is a party;

17.2 Authorisation; No Conflict. its execution, delivery, and performance of the Loan Documents have been duly authorised and do not conflict with its organisational documents, any law, or any material agreement binding on it;

17.3 Enforceability. each Loan Document to which it is a party is its legal, valid, and binding obligation, enforceable in accordance with its terms;

17.4 Title to Collateral. each Borrower has good title to its Assigned Receivables, free of Liens other than the Lender's First Priority Security Interest, and full right to pledge them to the Lender;

17.5 Bona Fide Receivables. each Assigned Receivable arises from a bona fide, completed, arm's-length sale of goods, is a valid and enforceable obligation of the Account Debtor, and is not subject to any dispute, set-off, or counterclaim except as disclosed;

17.6 Direct Pledge. the Assigned Receivables are pledged directly by the Borrowers to the Lender under Part C, with no intervening sale to any third party;

17.7 No Prior Assignment. no Assigned Receivable has been previously sold, assigned, or pledged to any Person other than the Lender;

17.8 Perfection. upon the filing of the UCC, GSA, or PPSA financing statements and the execution of the Account Control Agreement, the Lender has a perfected First Priority Security Interest in the Collateral;

17.9 Solvency. it is solvent, is able to pay its debts as they fall due, and will not be rendered insolvent by the transactions contemplated by the Loan Documents;

17.10 Accuracy of Information. the information in the Eligibility Schedule, each Borrowing Base Certificate, and each report delivered to the Lender is true, complete, and accurate in all material respects, and no information furnished contains any untrue statement of a material fact or omits a material fact necessary to make the statements not misleading;

17.11 Fee Letter. The Fee Letter has been duly executed and delivered, all amounts then due and payable under it have been paid or otherwise satisfied in accordance with its terms, and no Loan Party is in breach thereof;

17.12 Compliance with Laws. it is in compliance in all material respects with all applicable laws, including sanctions, anti-money-laundering, and anti-corruption laws, and no Loan Party nor any of its Affiliates is a sanctioned Person;

17.13 No Default. no Default or Event of Default has occurred and is continuing.

18. Affirmative Covenants

Until the Obligations are paid and performed in full, each Loan Party covenants that it shall:

18.1 Use of Proceeds. apply the proceeds of the Loans only as permitted by Section 6, strictly to pay suppliers and fund the purchase-and-resale cycle;

18.2 Collections. route all collections of Assigned Receivables through the Collection Account, maintain the Account Control Agreement, and comply with the Sweep in Section 8;

18.3 Borrowing Base and Reporting. deliver a Borrowing Base Certificate on each test date, a receivables aging at least monthly, and such other reports required by Section 20;

18.4 Credit Underwriting. Maintain prudent credit and collection procedures, monitor Account Debtors, and provide the Lender with information reasonably requested to assess debtor and concentration risk;

18.5 Collection Agent. Cause the Collection Agent to comply with its obligations concerning the Collection Account, Collections, reporting, control, and further assurance;

18.6 Existence and Compliance. maintain its existence and good standing, comply in all material respects with applicable laws, and obtain and maintain all governmental approvals necessary for its business and the transaction;

18.7 Books and Records. maintain accurate books and records, and permit the Lender to inspect, audit, and conduct field examinations of the Collateral and records on reasonable notice;

18.8 Notice of Default. promptly notify the Lender of any Default, Event of Default, material dispute, or event that could reasonably be expected to have a Material Adverse Effect;

18.9 Further Assurance. execute such further documents and take such further acts as the Lender reasonably requires to perfect and protect its Liens and give effect to the Loan Documents;

18.10 Cure of Deficiency. cure any Borrowing Base Deficiency within the Cure Period in accordance with Section 8.4;

18.11 Key Person Notice. notify the Lender within ten (10) Business Days of any change affecting a Key Person, including in respect of Dr. Kanans Visvanats.

19. Negative Covenants

Until the Obligations are paid and performed in full, no Loan Party shall, without the prior written consent of the Lender:

19.1 Liens. create, incur, or permit any Lien on the Collateral other than the Lender's First Priority Security Interest and Permitted Liens;

19.2 Dispositions. sell, assign, or otherwise dispose of any Assigned Receivable except, in sequence, to the Pledgor and the Lender as contemplated by this Agreement;

19.3 Amendments to Receivables. amend, waive, or terminate any Assigned Receivable or related contract in a manner materially adverse to the Lender;

19.4 Change of Business or Control. No Loan Party shall engage in any business materially different from its current business or permit a Change of Control; provided that neither the execution nor the consummation of the Disclosed Transaction in accordance with Section 19.6 shall constitute a breach of this Section 19.4.**19.5 Indebtedness.** incur any Indebtedness other than the Obligations and any Indebtedness expressly permitted by the Loan Documents;

19.6 Mergers.

Notwithstanding the introductory language to this Section 19 or anything else contained in this Agreement, the Loan Parties may continue discussions, conduct due diligence, negotiate, enter into one or more definitive binding agreements for, and consummate the Disclosed Transaction without the Lender's prior written consent.

The execution and consummation of the Disclosed Transaction shall not, solely by reason thereof, constitute a prohibited merger, consolidation, amalgamation, disposition, Change of Control, Default or Event of Default under any Loan Document; provided that:

(a) the Borrowers provide the Lender with not less than ten (10) Business Days' prior written notice of the anticipated consummation date and, promptly when available, copies of the material definitive transaction documents;

(b) each Borrower remains liable for its Obligations or the applicable surviving or resulting entity assumes all such Obligations in writing;

(c) the Disclosed Transaction does not release, terminate, subordinate or materially impair the Lender's First Priority Security Interest, the Account Control Agreement, the Collection Account, any Notice of Assignment or the payment-control arrangements under the Loan Documents;

(d) no Collateral is released or transferred free of the Lender's Liens except with the Lender's prior written consent; and

(e) no other Default or Event of Default has occurred and is continuing immediately before or immediately after consummation, excluding any Default or Event of Default that would arise solely from the Disclosed Transaction.

No merger, consolidation, amalgamation, disposition, Change of Control or other transaction, other than the Disclosed Transaction, is permitted by this Section without the Lender's prior written consent.

19.7 Amendments to Organizational Documents. amend its organisational documents in any manner materially adverse to the Lender;

20. Reporting and Information

20.1 Borrowing Base Certificate. The Borrowers shall deliver a Borrowing Base Certificate on each weekly test date (each Friday) and on each date an Advance is requested, certifying the Eligible Receivables and the resulting Availability.

20.2 Agings. The Borrowers shall deliver a detailed receivables aging, by Account Debtor and by aging bucket, on the 27th of each month and at such other times as the Lender requests.

20.3 Financial Information. The Borrowers shall deliver quarterly and annual financial statements and such other financial and operational information as the Lender reasonably requests.

20.4 Credit-Risk Reporting. Promptly report material Account Debtor deterioration, disputes, defaults, insolvencies, concentrations, and any event reasonably expected to impair Collections.

20.5 Weekly Coverage Test. On each Friday, the Lender shall test the aggregate Outstanding Balance of Eligible Receivables against the outstanding Loans to confirm compliance with the Borrowing Base, and any Borrowing Base Deficiency shall be cured within the Cure Period.

21. Events of Default

Each of the following constitutes an "Event of Default":

21.1 Payment Default. the Borrowers fail to pay principal when due, or fail to pay any interest, fee, or other Obligation when due and that failure continues for two (2) Business Days;

21.2 Covenant Default. any Loan Party fails to perform or observe any covenant in Section 18 or 19, or any other term of a Loan Document, and, if capable of cure, such failure continues for fifteen (15) days; provided that the occurrence of a Key Person Event shall not, solely by reason thereof, constitute a breach of any covenant or an Event of Default.

21.3 Use of Proceeds; Sweep. any application of Loan proceeds other than as permitted by Section 6, or any failure to route collections through the Collection Account or to give effect to the Sweep in Section 8;

21.4 Borrowing Base Deficiency. any Borrowing Base Deficiency is not cured within the Cure Period;

21.5 Misrepresentation. any representation or warranty made by a Loan Party is untrue or misleading in any material respect when made or deemed made;

21.6 Insolvency. any Loan Party becomes subject to an Insolvency Proceeding or is unable to pay its debts as they fall due;

21.7 Security. the Lender's security ceases to be a perfected First Priority Security Interest, or any Loan Document ceases to be in full force and effect;

21.8 Fee Letter. the Fee Letter ceases to be in full force and effect, any amount payable under it is not paid when due (subject only to the cure period, if any, in Section 21.1), or a Borrower repudiates or challenges its validity, enforceability, or secured status;

21.9 Collection Account Default. the Account Control Agreement ceases to be effective, the Collection Account is closed or blocked contrary to the Lender's instructions, or any Borrower or the Collection Agent obtains or exercises unauthorised withdrawal, transfer, or instruction rights;

21.10 Change of Control; Key Person. This Section 21.10 is intentionally deleted in its entirety and shall have no force or effect.

21.11 Judgments; Cross-Default. Any of the following constitutes an Event of Default: (a) one or more final judgments or orders for the payment of money are entered against a Loan Party, remain unpaid, undischarged, unvacated or unstayed for thirty (30) consecutive days, and could reasonably be expected to have a Material Adverse Effect; or (b) a Loan Party defaults in the payment or performance of any material Indebtedness beyond any applicable grace period and such default results in, or permits the holder of such Indebtedness to cause, its acceleration.

22. Rights and Remedies

22.1 Acceleration and Enforcement. Upon the occurrence and during the continuance of an Event of Default, the Lender may, without further notice or demand except as required by law: declare all Obligations immediately due and payable (and, in the case of an insolvency Event of Default, the Obligations become immediately due and payable automatically); cease making Advances; collect the Assigned Receivables directly and notify Account Debtors; apply funds in the Collection Account; take possession of and dispose of the Collateral; and exercise all rights and remedies of a secured party under the Code and applicable law.

22.2 Application After Default. After an Event of Default, the Lender may apply proceeds of the Collateral to the Obligations in such order as it elects, with any surplus paid to the Person entitled thereto and any deficiency remaining the joint and several obligation of the Borrowers.

22.3 No Waiver; Cumulative Remedies. No failure or delay by the Lender in exercising any right operates as a waiver, and all rights and remedies are cumulative and in addition to those available at law or in equity.

22.4 Power of Attorney. The power of attorney granted in Section 15.3 is coupled with an interest and is irrevocable until the Obligations are paid in full.

23. Notices

All notices under the Loan Documents shall be in writing and delivered by email, reputable overnight courier, or hand delivery, to the addresses set out in Schedule 5, and shall be effective upon transmission (if by email) or upon delivery (if by courier or by hand). Any Party may change its notice details by notice to the others.

24. Governing Law and Jurisdiction

THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO IT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE PARTIES SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AND PERFECTION AND ENFORCEMENT OF SECURITY SHALL BE GOVERNED BY THE CODE AS APPLICABLE IN EACH RELEVANT JURISDICTION.

25. Waiver of Jury Trial

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER BASED IN CONTRACT, TORT, OR ANY OTHER THEORY.

26. General Provisions

26.1 Survival. All representations, warranties, and covenants survive until the Obligations are paid and performed in full.

26.2 Successors and Assigns. This Agreement binds and benefits the Parties and their permitted successors and assigns. No Loan Party may assign its rights or obligations without the Lender's prior written consent. The Lender may sell, assign, or grant participations in its rights and obligations, including to its financing sources, without the consent of the Loan Parties.

26.3 Indemnification. The Loan Parties shall, jointly and severally, indemnify and hold harmless the Lender and its related persons against all claims, losses, and expenses (including reasonable legal fees) arising out of the Loan Documents or the transactions, except to the extent caused by the Lender's gross negligence or wilful misconduct.

26.4 Expenses. The Loan Parties shall pay all Lender Expenses on demand.

26.5 Amendments and Waivers. No amendment or waiver is effective unless in writing signed by the Lender and the affected Loan Parties.

26.6 Entire Agreement. The Loan Documents constitute the entire agreement of the Parties on their subject matter and supersede all prior understandings.

26.7 Severability. Any provision held invalid or unenforceable shall be modified to the minimum extent necessary, and the remaining provisions shall continue in full force.

26.8 Counterparts. This Agreement may be executed in counterparts and by electronic signature, each of which is an original and all of which together constitute one instrument.

27. Execution

EXECUTED and delivered as of the date first written above.

ZOAR HK LIMITED, as Co-Borrower and Pledgor

By: Signed by: Dr Kanans Visvanats Name: Dr Kanans Visvanats Title: Director

ZOAR LIMITED, as Co-Borrower

By: Signed by: Dr Kanans Visvanats Name: Dr Kanans Visvanats Title: Director

ARV INFRAMARKETS GROUP INC., as Lender and Custodian

By: DocuSigned by: Krutarth Shah Name: Krutarth Shah Title: Chief Executive Officer

ZOAR LIFE SCIENCES INC., as Collection Agent and Account Holder

By: DocuSigned by: Krutarth Shah Name: Krutarth Shah Title: CEO

28. Detailed Collection and Application Mechanics

28.1 Lockbox and Collection Account. The Collection Agent shall establish and maintain the Collection Account at the Account Bank under the Account Control Agreement and, if the Lender requires, one or more lockboxes to which Account Debtors are directed to remit payment. Neither the Borrowers nor the Collection Agent may change or close those arrangements without the Lender's prior written consent.

28.2 Identification of Collections. The Servicer shall identify Collections by Account Debtor and by invoice, and shall apply Collections to the specific Assigned Receivables to which they relate. Where a Collection cannot be identified to a specific invoice, it shall be applied in chronological order of due date, unless the Lender directs otherwise.

28.3 Misdirected Payments. If any Collection is received by a Borrower or the Pledgor rather than into the Collection Account, that party shall hold the Collection on trust for the Lender, keep it separate and identifiable, and remit it to the Collection Account within two (2) Business Days, and until so remitted shall not commingle it with its own funds.

28.4 Application of Funds After Default. Notwithstanding the Sweep in Section 8, from and after the occurrence and during the continuance of an Event of Default, all Collections and all other proceeds of the Collateral shall be applied by the Lender: first, to Lender Expenses and costs of collection and enforcement; second, to accrued interest at the Default Rate; third, to outstanding principal; fourth, to all other Obligations; and fifth, any surplus to the Person entitled thereto. The Borrowers shall remain jointly and severally liable for any deficiency.

28.5 Verification and Field Examination. The Lender may at any time conduct Verifications of the Assigned Receivables with Account Debtors and Field Examinations of the Collateral and the books and records of the Loan Parties, and the Loan Parties shall cooperate fully. The costs of periodic Field Examinations and Verifications are Lender Expenses.

28.6 Reserves. The Lender may establish, adjust, and release Dilution Reserves, Concentration Reserves, and other reserves against the Borrowing Base in its Permitted Discretion to reflect changes in credit risk, Dilution, concentration, or collateral value. A reserve reduces Availability by the amount of the reserve.

29. Recoveries and Enforcement

29.1 Account Debtor Risk. Account Debtor non-payment does not reduce the Obligations or create any claim against the Lender, and the Borrowers remain fully liable subject to the terms of this Agreement.

29.2 Collection Efforts. The Loan Parties shall use commercially reasonable efforts to pursue collection of Assigned Receivables from Account Debtors in accordance with Section 31 and shall cooperate with all enforcement and recovery action directed by the Lender.

29.3 Recoveries. After realisation of any Collateral, recoveries shall be applied first to reimburse the Lender for the Obligations and its costs of recovery, with any surplus applied as the Loan Parties and the Lender agree.

29.4 Subrogation and Assignment of Recovery Rights. Upon any realisation of Collateral, the Lender is subrogated to, and the Loan Parties shall assign to the Lender, all rights of recovery against Account Debtors and other Persons in respect of the relevant Assigned Receivables, and the Loan Parties shall do nothing to prejudice such rights and shall ensure no such right is subject to any Lien superior to that of the Lender.

30. Detailed Eligibility Adjustments and Cross-Aging

30.1 Cross-Aged Receivables. If more than a threshold percentage (as set by the Lender, and absent other direction, fifty per cent (50%)) of the aggregate receivables owing by an Account Debtor is more than 150 days from invoice date, then all receivables owing by that Account Debtor may, at the Lender's discretion, be treated as Excluded Receivables (the cross-aging rule).

30.2 Disputes and Set-off. A receivable subject to any dispute, set-off, counterclaim, or contra account is an Excluded Receivable to the extent of the dispute, set-off, counterclaim, or contra amount.

30.3 Currency and Location. A receivable denominated in a currency other than an approved currency, or owing by an Account Debtor located in a country without an approved country limit under the Eligibility Schedule, is an Excluded Receivable unless the Lender agrees otherwise.

30.4 Sublimit Discretion. The Lender may establish debtor-specific sublimits, reserves, concentration limits, reduced Advance Rates, or exclusions based on its assessment of credit and collection risk.

31. Servicing Standard and Covenants

31.1 Servicing Standard. The Servicer shall service and collect the Assigned Receivables with the same care, skill, and diligence that a prudent servicer would exercise in servicing receivables for its own account, and in accordance with applicable law and the Contract of Sale.

31.2 Collection Efforts. The Servicer shall use commercially reasonable efforts to collect all Assigned Receivables as they become due, including making demands, sending statements and dunning notices, and, where appropriate and with the Lender's consent, engaging collection agents or counsel and instituting proceedings.

31.3 No Adverse Amendment. No Loan Party shall amend, compromise, settle, or write off any Assigned Receivable in a manner materially adverse to the Lender without the Lender's prior written consent, except for immaterial adjustments in the ordinary course consistent with prudent credit management.

31.4 Records and Access. The Loan Parties shall maintain complete and accurate records of the Assigned Receivables and Collections and shall provide the Lender and its agents access to such records and to relevant personnel on reasonable notice.

32. Taxes, Increased Costs, and Indemnities

32.1 Taxes. All payments by the Loan Parties under the Loan Documents shall be made free and clear of, and without deduction for, any taxes, except as required by law. If any deduction is required, the relevant Loan Party shall gross up the payment so that the Lender receives the amount it would have received absent the deduction, and shall pay the deducted amount to the relevant authority.

32.2 Increased Costs. If any change in law increases the cost to the Lender of making or maintaining the Facility, or reduces the return on its capital in respect of the Facility, the Borrowers shall, on demand, compensate the Lender for such increased cost or reduced return.

32.3 General Indemnity. The Loan Parties shall, jointly and severally, indemnify the Lender and its related persons against all losses, claims, damages, liabilities, and expenses arising out of or in connection with the Loan Documents,

the Collateral, the Assigned Receivables, or the transactions contemplated hereby, except to the extent caused by the indemnified person's gross negligence or wilful misconduct.

32.4 Currency Indemnity. If any sum due from a Loan Party must be converted from one currency to another, the Loan Parties shall indemnify the Lender against any shortfall arising from a change in exchange rates between the date of judgment or determination and the date of payment.

33. Assignment, Participation, and Financing

33.1 Assignment by the Lender. The Lender may, without the consent of the Loan Parties, sell, assign, transfer, or grant participations in all or any part of its rights and obligations under the Loan Documents, including to its own financing sources and to any leverage or note purchaser providing funding to the Lender, and may disclose information about the Loan Parties and the Collateral to prospective assignees and participants subject to customary confidentiality.

33.2 No Assignment by Loan Parties. No Loan Party may assign or transfer any of its rights or obligations under the Loan Documents without the Lender's prior written consent.

33.3 Collateral Assignment to Financing Source. The Loan Parties acknowledge that the Lender may collaterally assign its rights under the Loan Documents and its Liens on the Collateral to a financing source, and agree to acknowledge and cooperate with any such assignment, provided that the Loan Parties' obligations are not thereby increased.

34. Confidentiality and Data

34.1 Confidentiality. Each Party shall keep confidential the terms of the Loan Documents and any non-public information disclosed to it, except for disclosures to advisers, financing sources, prospective assignees or participants, and as required by law or regulation.

34.2 Use of Data. The Lender may use Account Debtor and receivables data to administer the Facility, calculate the Borrowing Base, verify and pursue Collections, enforce the Collateral, and comply with law.

35. Miscellaneous Additional Provisions

35.1 Cumulative Rights. The rights and remedies of the Lender under the Loan Documents are cumulative and in addition to all rights and remedies available at law or in equity.

35.2 No Partnership. Nothing in the Loan Documents creates a partnership, joint venture, or fiduciary relationship among the Parties; the relationship of the Lender and the Loan Parties is that of lender and borrower or grantor.

35.3 Time of Essence. Time is of the essence in the performance of the Loan Parties' obligations under the Loan Documents.

35.4 Further Documents. The Loan Parties shall execute and deliver such further documents and instruments and take such further actions as the Lender may reasonably request to give full effect to the Loan Documents.

35.5 Electronic Execution. The Loan Documents may be executed and delivered by electronic signature and in counterparts, each of which is an original and all of which together constitute one instrument.

36. Closing Deliverables and Conditions to Each Advance

36.1 Closing Deliverables. On or before the Closing Date, the Loan Parties shall deliver: (a) executed Loan Documents, including this Agreement, the Fee Letter, the Account Control Agreement, each applicable Guarantee and the Key Person Indemnification Agreement duly executed by Dr. Kanans Visvanats; (b) certified organisational and good-standing documents for each Loan Party and the Collection Agent; (c) authorising resolutions, incumbency certificates, and specimen signatures; (d) evidence of the direct pledge of the initial receivables; (e) the executed Account Control Agreement and any Collection Agency Agreement; (f) evidence of Alberta PPSA, UCC, and other filings required by the Lender; (g) the initial Eligibility Schedule, Aging Report, and Borrowing Base Certificate; (h) evidence of payment or other satisfaction of the amounts then due under the Fee Letter and funding of the initial Prefunded Interest Amount; (i) executed Notices of Assignment; and (j) legal opinions concerning enforceability, security, perfection, priority, and the Collection Account arrangements as the Lender requires.

36.2 Conditions to Each Advance. Each Advance is subject to: (a) a completed Advance Request and current Borrowing Base Certificate showing sufficient Availability; (b) true and correct representations and warranties in all material respects; (c) no continuing or resulting Default or Event of Default; (d) permitted Use of Proceeds; (e) perfected first-priority Liens; (f) the Account Control Agreement remaining in effect;

36.3 No Waiver. The making of any Advance notwithstanding the non-satisfaction of any condition does not waive that condition for any subsequent Advance.

37. Additional Representations and Warranties

37.1 No Litigation. Except as disclosed to the Lender in writing, there is no litigation, arbitration, or governmental proceeding pending or, to the knowledge of any Responsible Officer, threatened against any Loan Party that could reasonably be expected to have a Material Adverse Effect.

37.2 Taxes. Each Loan Party has filed all required tax returns and paid all taxes due, except those being contested in good faith with adequate reserves, and is not aware of any material proposed tax assessment.

37.3 No Material Adverse Effect. Since the date of the most recent financial statements delivered to the Lender, no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

37.4 Sanctions and Anti-Corruption. No Loan Party, nor any of its directors, officers, or Affiliates, is a Person that is the target of Sanctions or is located in a sanctioned jurisdiction, and each Loan Party is in compliance with applicable Sanctions, Anti-Money-Laundering Laws, and Anti-Corruption Laws. No proceeds of the Facility will be used in violation of such laws.

37.5 Ownership of Receivables. Each Borrower has good title to the Assigned Receivables it originates and grants its security directly to the Lender. No separate special-purpose receivables purchaser is used.

37.6 Accuracy of Aging and Borrowing Base. Each Aging Report and Borrowing Base Certificate delivered to the Lender is true, complete, and accurate in all material respects, and each receivable reported as an Eligible Receivable satisfies the eligibility criteria.

37.7 Contracts of Sale. Each Assigned Receivable is supported by a valid Contract of Sale and complete underlying sales documentation, including purchase order, invoice, and shipping or delivery documents, giving rise to a legally binding obligation of the Account Debtor to pay.

38. Additional Affirmative Covenants

38.1 Maintenance of Credit Procedures. The Loan Parties shall maintain prudent credit and collection procedures acceptable to the Lender and shall not materially vary them without the Lender's prior written consent.

38.2 Monitoring of Account Debtors. The Loan Parties shall monitor the creditworthiness and payment performance of the Account Debtors, review agings at least monthly, and promptly notify the Lender of any Account Debtor that becomes insolvent, disputes an amount above the applicable threshold, or becomes materially past due.

38.3 Collection Account Control. The Collection Agent shall maintain the Collection Account and Account Control Agreement continuously, preserve the Lender's exclusive dominion and control, provide daily transaction reporting, and take no action that could permit any other Person to exercise withdrawal, transfer, set-off, or instruction rights except as expressly agreed by the Lender.

38.4 Compliance with Loop Discipline. The Loan Parties shall operate the purchase-and-resale cycle so that only genuine, delivered, arm's-length receivables are generated and reported, so that the borrowing base reflects real collateral, and so that the same value is not counted more than once.

38.5 Notices of Certain Events. The Loan Parties shall promptly notify the Lender of: any Default or Event of Default; any material dispute or litigation; any Change of Control or Key Person event; and any event that could reasonably be expected to have a Material Adverse Effect.

39. Additional Negative Covenants

39.1 No Other Financing of Receivables. No Loan Party shall sell, factor, pledge, or otherwise finance any Assigned Receivable other than by the direct assignment and pledge by way of security to the Lender contemplated by this Agreement.

39.2 No Change to Collection Arrangements. No Loan Party shall change the Collection Account, the lockbox arrangements, or the payment directions to Account Debtors without the Lender's prior written consent.

39.3 No Impairment of Collection Control. No Loan Party or the Collection Agent shall take or omit any action that impairs the Lender's control of the Collection Account, redirects Collections, or creates an Adverse Claim over Collections or account balances.

39.4 No Distributions Impairing the Facility. The Pledgor shall not make any distribution or payment that would impair its ability to perform its obligations or that would reduce the Collateral below the level required to support the Obligations.

40. Detailed Enforcement and Remedies

40.1 Collection and Notification. On and after an Event of Default, the Lender may notify all Account Debtors of its security interest, direct them to pay the Lender, collect the Assigned Receivables directly, and settle or compromise disputes with Account Debtors as it considers advisable.

40.2 Disposition of Collateral. The Lender may sell, assign, or otherwise dispose of the Collateral, in whole or in part, at public or private sale, on such terms as it considers commercially reasonable, and apply the proceeds to the Obligations in accordance with Section 28.4.

40.3 Possession and Access. The Lender may take possession of the books, records, and data relating to the Collateral, and may enter and use the premises and systems of the Loan Parties as necessary to collect and realise the Collateral.

40.4 Direct Enforcement. The Lender may enforce the Account Control Agreement, issue instructions to Account Bank, replace the Collection Agent, and pursue any Account Debtor or other Person liable in respect of the Assigned Receivables.

40.5 Deficiency. The Borrowers remain jointly and severally liable for any deficiency after application of the Reserve and all proceeds of the Collateral.

40.6 Lender Appointed Attorney. The Lender's appointment as attorney-in-fact under Section 15.3 extends to all acts necessary to collect, enforce, and realise the Assigned Receivables and the other Collateral on and after an Event of Default.

41. Interpretation of the Consolidated Structure

41.1 Single Integrated Agreement. This Agreement consolidates the revolving loan, the direct assignment and grant of security, the controlled collection-account arrangements, and the notice-of-assignment mechanics into a single integrated agreement. The Parts and Schedules are to be read together.

41.2 Order of Precedence. In the event of any conflict, the operative Sections of this Agreement prevail over the Schedules and Exhibits, except that the specific commercial terms in Schedule 1 prevail over general statements to the contrary. The reset provisions in Sections 6.4 and 8.5prevail over any inconsistent prior arrangement.

41.3 Survival of Reset. The reset of prior sweeps and releases to the use-of-proceeds driven Sweep survives and applies notwithstanding any other provision of the Loan Documents or any prior Transaction Document.

42. Guarantee and Suretyship

42.1 Guarantee. Each Guarantor unconditionally and irrevocably guarantees to the Lender the due and punctual payment and performance of all Obligations of the Borrowers under the Loan Documents, as a primary obligor and not merely as surety. This guarantee is a continuing guarantee and remains in full force until the Obligations are paid and performed in full.

42.2 Nature of Guarantee. The obligations of each Guarantor are independent of the Obligations of the Borrowers, and a separate action may be brought against any Guarantor whether or not action is brought against a Borrower. The Guarantor's liability is not affected by any amendment, waiver, extension, or release granted to a Borrower, any change in the Obligations, or any insolvency of a Borrower.

42.3 Waivers. Each Guarantor waives: (a) notice of acceptance of this guarantee; (b) presentment, demand, protest, and notice of dishonour; (c) any requirement that the Lender first proceed against a Borrower or the Collateral; and (d) all defences arising from the disability of a Borrower or the unenforceability of the Obligations from any cause.

42.4 Subordination. Any indebtedness of a Borrower to a Guarantor is subordinated to the Obligations, and until the Obligations are paid in full the Guarantor shall not seek or accept payment of, or exercise any right of subrogation in respect of, such indebtedness.

42.5 Reinstatement. If any payment of an Obligation is rescinded or must be restored on the insolvency of a Borrower or otherwise, each Guarantor's obligations are reinstated as though the payment had not been made.

42.6 Breach or Repudiation. Any material breach by a Guarantor of its obligations under this Section 42, or any repudiation or challenge by a Guarantor of the validity or enforceability of its Guarantee, constitutes an Event of Default. Each Guarantee is continuing, unconditional and enforceable in accordance with its terms without the occurrence of an Integrity Event.

42.7 Exclusion of Key Person Indemnitor. Notwithstanding anything in this Agreement, the Security and Guarantee Addendum or another Loan Document to the contrary:
(a) Dr. Kanans Visvanats is not a Guarantor;
(b) Dr. Kanans Visvanats does not guarantee the payment or performance of all Obligations under this Section 42;
(c) no reference to a "Guarantor" or "Guarantee" shall include Dr. Kanans Visvanats or the Key Person Indemnification Agreement; and
(d) the personal liability of Dr. Kanans Visvanats is limited exclusively to the obligations expressly assumed by him under the Key Person Indemnification Agreement.
No Default, Event of Default, Integrity Event, Key Person Event, Change of Control, acceleration of the Obligations or enforcement against the Borrowers or Collateral shall expand the Key Person Indemnitor's liability beyond the express terms of the Key Person Indemnification Agreement.

43. Key Person and Change of Control

43.1 Key Person Undertaking. Dr. Kanans Visvanats is identified as a Key Person solely for purposes of the notice requirements contained in this Section 43 and the Key Person Indemnification Agreement. No Loan Party represents, warrants or covenants that Dr. Kanans Visvanats will continue to hold any specified ownership percentage or management position, continue to control the Customer, or remain actively involved as a director, chief executive, principal or founder of the Customer. Dr. Kanans Visvanats shall not be considered a Guarantor of the Obligations, and his personal liability shall be governed exclusively by the Key Person Indemnification Agreement.

43.2 Key Person Event. Each of the following is a Key Person Event: (a) the death, incapacity, or bankruptcy of Dr. Kanans Visvanats; (b) Dr. Kanans Visvanats ceasing to hold at least fifty-one per cent (51%) of, or control over, the Customer; (c) his removal from, or ceasing to hold, the role of director or chief executive of the Customer; or (d) any transfer, dilution, or encumbrance of his ownership interest in the Customer that reduces his beneficial ownership or control below fifty-one per cent (51%).

43.3 Notice. The Loan Parties shall notify the Lender: (a) at least ten (10) Business Days before any proposed event that would constitute a Key Person Event or a Change of Control that is within their control; and (b) within five (5) Business Days after becoming aware of any Key Person Event or Change of Control that has occurred. The notice required by this Section is informational only. A Key Person Event does not require the Lender's consent and shall not, solely by reason of its occurrence, constitute a Default or Event of Default.

43.4 Consent and Consequences; Treatment of Key Person Events. Except for the Disclosed Transaction expressly permitted under Section 19.6, no Change of Control or Key Person Event shall occur without the Lender's prior written consent, which the Lender may grant or withhold in its discretion. Any Change of Control or Key Person Event occurring without such consent constitutes an Event of Default, and the Lender may exercise its rights and remedies, including acceleration of the Obligations.

Notwithstanding Section 21.2, Section 46.1 or anything else contained in any Loan Document, the occurrence of a Key Person Event shall not, solely by reason thereof:

(a) constitute a Default, Event of Default or Integrity Event;

(b) require the Lender's consent;

(c) permit the acceleration of the Obligations or the exercise of default remedies; or

(d) create or expand any personal liability of Dr. Kanans Visvanats.

If the facts or transaction giving rise to a Key Person Event independently constitute a Change of Control or another Event of Default unrelated to the status, ownership, position or involvement of Dr. Kanans Visvanats, the Lender's rights with respect to that independently occurring event shall not be affected.

Any personal liability of Dr. Kanans Visvanats shall be determined exclusively under the Key Person Indemnification Agreement and shall arise only to the extent that the applicable facts constitute an indemnified matter expressly described therein.

43.5 Collection Arrangements Following Change of Control. No Change of Control shall impair the Account Control Agreement, the Collection Agent's performance, the Lender's exclusive control of the Collection Account, or the effectiveness and priority of the Lender's security.

44. Additional Defined Terms

As used in this Agreement, the following additional terms have the meanings set out below.

"Customer" means Zoar HK Limited, Zoar Limited, Zoar Nevada Sub Inc., and Zoar Biolab Limited together with their business as originators of the Assigned Receivables, as the context requires.

"Guarantor" means each Person, other than Dr. Kanans Visvanats, that executes a Guarantee in favour of the Lender under this Agreement, the Security and Guarantee Addendum or another Loan Document. Notwithstanding anything to the contrary, Dr. Kanans Visvanats is not a Guarantor and his personal liability is limited exclusively to the obligations expressly assumed by him under the Key Person Indemnification Agreement.

"Integrity Event" means any fraud, wilful misconduct, intentional misrepresentation, diversion or misappropriation of Advances, Collections, the Reserve or Collateral, knowing submission of fictitious, duplicate, forged or materially altered transaction documents, intentional circumvention of the Collection Account or payment-control arrangements, unauthorized disposal or encumbrance of Collateral, applicable sanctions, anti-money-laundering, anti-bribery or anti-corruption violation, or intentional obstruction of the Lender's verification, perfection, collection or enforcement rights. An Integrity Event constitutes an Event of Default but shall not, by itself, expand the liability of the Key Person Indemnitor beyond the matters expressly covered by the Key Person Indemnification Agreement.

"Key Person Event" means each event described in Section 43.2.

"Maximum Credit Period" means the longest initial period of credit that a Borrower may extend to an Account Debtor, not exceeding 150 days.

"Related Party" means in relation to a Loan Party, any Affiliate, director, officer, shareholder, or Person under common control with it.

45. Representations Regarding Each Assigned Receivable

With respect to each receivable reported as an Eligible Receivable, each Loan Party represents and warrants that:

(a) it arises from a bona fide, arm's-length sale of Permitted Products actually made by a Borrower to the applicable Account Debtor in the ordinary course of business;

(b) it constitutes a valid, binding and legally enforceable payment obligation of the Account Debtor for the net amount reported to the Lender and is not subject to any dispute, deduction, offset, counterclaim, defence, credit, rebate or right of return, other than as disclosed to and accepted by the Lender;

(c) the Permitted Products giving rise to it have been shipped or delivered in accordance with the applicable sales contract, purchase order and Incoterm, all conditions to the Account Debtor's payment obligation have been satisfied, and the products have been accepted or deemed accepted by the Account Debtor;

(d) it is evidenced by an invoice and the applicable supporting documentation, which may include the purchase order, sales contract or order confirmation, packing list, bill of lading, air waybill or other transport document, proof of delivery, certificate of analysis, batch or lot documentation, and any other documentation reasonably required by the Lender;

(e) it is denominated in an Approved Currency and is owing by an Approved Account Debtor located in an Approved Country;

(f) it is identified by invoice number in the applicable Advance Receivables Schedule delivered pursuant to Schedule 13, has been assigned and pledged by way of security directly to the Lender, and is subject to the Lender's perfected First Priority Security Interest;

(g) the applicable Account Debtor has been served with a Notice of Assignment directing payment to the Collection Account, and such payment direction remains effective and has not been amended, revoked or superseded;

(h) it is not more than 120 days from its invoice date and is not a cross-aged receivable excluded under Section 30.1;

(i) it is not owing by an Affiliate of a Borrower or the Pledgor, or by an Account Debtor that is insolvent or subject to any insolvency, restructuring or similar proceeding;

(j) it satisfies every applicable Account Debtor sublimit, concentration limit, reserve and other credit-risk condition established by the Lender;

(k) the underlying sale was made in compliance with Applicable Law and all material licences, permits, import or export requirements and regulatory authorizations applicable to the Borrower and the transaction; and

(l) it has not been assigned, pledged, allocated or otherwise used to support any Advance other than the Advance identified in the applicable Advance Receivables Schedule.

46. Consequences of Default; Additional Default Events

46.1 Additional Events of Default. In addition to the events specified in Section 21, each of the following constitutes an Event of Default: (a) any Integrity Event; (b) any Change of Control, other than the Disclosed Transaction expressly permitted under Section 19.6, occurring without the Lender's prior written consent; (c) any misapplication of Loan proceeds contrary to the Use of Proceeds; (d) any reinstatement of a sweep, release or application-of-funds arrangement contrary to Sections 6.4 and 8.5; and (e) any cross-default in respect of material Indebtedness of a Loan Party.

46.2 Remedies Cumulative. Upon any Event of Default, the Lender may exercise all rights and remedies under Sections 22 and 40, and all such rights and remedies are cumulative and in addition to those available at law or in equity.

46.3 Acceleration. Upon acceleration, all Obligations become immediately due and payable, interest accrues at the Default Rate, and the Lender may enforce the Collateral and apply proceeds in accordance with Section 28.4.

46.4 Right of Direct Collection. Upon any Event of Default, the Lender may collect all Assigned Receivables directly from Account Debtors, and each Account Debtor is authorised and directed to pay the Lender upon notice.

SCHEDULES AND EXHIBITS

The following Schedules and Exhibits form part of this Agreement and are incorporated by reference.

Schedule 1: Summary of Facility Terms

Term	Detail
Facility	Senior secured, asset-backed, revolving receivables loan facility
Facility Limit	USD 100,000,000 (ceiling; availability governed by the Borrowing Base)
Borrowers	Zoar HK Limited, Zoar Biolab Limited, Zoar Nevada Sub Inc., and Zoar Limited (joint and several)
Pledgor / Grantor	Zoar HK Limited, Zoar Biolab Limited, Zoar Nevada Sub Inc., and Zoar Limited, each as direct grantor of its own receivables
Lender / Custodian	ARV Inframarkets Group Inc.
Interest Rate	As set forth in the Fee Letter
Advance Rate	As set forth in the Fee Letter
Receivable Terms	Up to 150 days; borrowing-base eligibility only through 120 days
Eligibility Aging	Current through 120 days; excluded beyond 120 days
Borrowing Base Test	Weekly (each Friday) and on each drawdown
Cure Period	10 Business Days
Use of Proceeds	Supplier payments and the closing items contemplated by the Agreement
First Drawdown	On or about 18th August 2026
Governing Law	New York; Alberta PPSA and Canadian account-bank law apply where mandatory
Fees	As set forth in the Fee Letter
Collection Agent / Account Holder	ZOAR LIFE SCIENCES INC. Account Bank
Reserve	As set forth in the Fee Letter

Schedule 2: Eligibility Schedule and Approved Account Debtors

Part 1 - Eligibility Criteria. A receivable is an Eligible Receivable only if it satisfies Section 7, including that it is current and not more than 120 days from invoice date, arises from a bona fide arm's-length completed sale, is free of dispute and Adverse Claims, has been directly assigned and pledged by way of security to the Lender, and is owing by an approved Account Debtor within its applicable sublimit.

Part 2 - Approved Account Debtors and Sublimits. The following Account Debtors are approved, each subject to the sublimit shown and to the concentration limits in Part 3. The Lender may add, remove, or vary Account Debtors and sublimits from time to time by notice. Approved Account Debtors and Sublimit electronically attached here.

Part 3 - Concentration Limits. No single Account Debtor shall represent more than the greater of its approved sublimit and fifteen per cent (15%) of the Borrowing Base without the Lender's consent. Country and regional concentration limits may be set by the Lender.

Note: the sublimits above reflect the Lender's current credit assessment and the Borrowers' aging information and remain subject to confirmation, reduction, suspension, or withdrawal by the Lender.

Schedule 3: Collection Account

Collection Account Details	
Account Name	ZOAR LIFE SCIENCES INC. as Collection Agent and account holder
Bank	Royal Bank of Canada (RBC)
Account Number / IBAN	[________________________________]
SWIFT / Routing	[________________________________]
Control	Lender-exclusive dominion and control under the Account Control Agreement; no Borrower or Collection Agent withdrawal rights

Schedule 4: Fee Letter

The fees and other amounts payable in connection with the Facility are set forth in the Fee Letter and are not restated in this Agreement. The Fee Letter forms part of the Transaction Documents, and amounts payable under it constitute Obligations secured by this Agreement. No amount may be charged twice under different labels.

Schedule 5: Notice Details

Party	**Notice Details**
Borrowers	Zoar HK Limited and Zoar Limited, Address: Unit 1504.15/f peninsula Square 18 Sung On st Hunghom Kowloon Hong kong SAR Email: dkv@zoarlimited.com Attention To: Dr Kanans Visvanats
Grantors	Zoar HK Limited and Zoar Limited Address: 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman Email: dkv@zoarlimited.com Attention To: Dr Kanans Visvanats
Lender	ARV Inframarkets Group Inc., Address: 10216 124 Av NW Edmonton Canada Email: krutarthshah@avonriverventures.com Attention To: Krutarth Shah
Collection Agent	ZOAR LIFE SCIENCES INC., Address: 10216 124 Av NW Edmonton Canada Email: krutarthshah@avonriverventures.com Attention To: Krutarth Shah

Exhibit 1: Form of Notice of Assignment

ZOAR LIFE SCIENCES INC.**To:** Account Debtor legal name: ___________________________________

Attention: Accounts Payable / Treasury

Date: [_____________], 2026

Reference: Assigned invoices issued by [Zoar HK Limited / Zoar Limited]

Dear Sir or Madam:

We hereby notify you that the invoices and related payment obligations identified in Schedule A attached to this Notice (collectively, the "Assigned Receivables") have been assigned and pledged by way of security by the applicable Seller to ARV Inframarkets Group Inc. (the "Secured Party").

ZOAR LIFE SCIENCES INC. acts solely as the Secured Party's collection agent and as the legal account holder for the Collection Account.

With effect from your receipt of this Notice, you are irrevocably directed to make the full amount of every Assigned Receivable solely to the following Collection Account:

PAYMENT DETAILS	
Account Name	ZOAR LIFE SCIENCES INC., as Collection Agent and account holder
Bank	Royal Bank of Canada
Account Number / IBAN	[________________________________]
SWIFT / Routing	[________________________________]
Payment Reference	[Account Debtor name] / applicable invoice number

Payment of an Assigned Receivable to the Collection Account shall discharge your corresponding payment obligation to the extent of the amount received. Following receipt of this Notice, payment to any other account, including an account maintained directly by the Seller, shall not discharge the applicable Assigned Receivable. Additional invoices may become Assigned Receivables only when identified in a supplemental Schedule A or other written notice of assignment delivered to you and signed by the Seller or the Secured Party. This Notice shall remain effective with respect to each Assigned Receivable until you receive written notice of its termination or variation signed by the Secured Party.

Please sign and return the acknowledgement below within ten (10) Business Days after receiving this Notice. Upon reasonable request, the Secured Party shall provide reasonable evidence of the assignment.

This Notice and the acknowledgement below shall be governed by the laws of the State of New York.

For and on behalf of Zoar HK Limited / Zoar Limited / Zoar Biolab Limited / Zoar Nevada Sub Inc., (applicable Seller)

By: Dr Kanans Visvanats

Name: Dr Kanans Visvanats

Title: Director

Date: 8/26/2026

For and on behalf of ARV Inframarkets Group Inc. (Secured Party)

By: Krutarth Shah

Name: Krutarth Shah

Title: CEO

Date: 8/25/2026

SCHEDULE A

ASSIGNED INVOICE PARTICULARS

Attached to and forming part of the Notice of Assignment

This Schedule A forms part of the Notice of Assignment dated [____________], 2026, delivered to [Account Debtor legal name] and corresponds to Advance No. [____________] under Schedule 13 of the Master Receivables Loan and Security Agreement.

No.	Seller	Invoice No.	Invoice Date	PO / Contract No.	Description	Currency	Original Invoice Amount	Credits / Payments	Outstanding Assigned Amount	Due Date
1	[•]	[•]	[•]	[•]	[API / intermediate / goods]	USD	[•]	[•]	[•]	[•]
2	[•]	[•]	[•]	[•]	[API / intermediate / goods]	USD	[•]	[•]	[•]	[•]
3	[•]	[•]	[•]	[•]	[API / intermediate / goods]	USD	[•]	[•]	[•]	[•]
4	[•]	[•]	[•]	[•]	[API / intermediate / goods]	USD	[•]	[•]	[•]	[•]
5	[•]	[•]	[•]	[•]	[API / intermediate / goods]	USD	[•]	[•]	[•]	[•]
6	[•]	[•]	[•]	[•]	[API / intermediate / goods]	USD	[•]	[•]	[•]	[•]
					TOTAL		[•]	[•]	[•]	

Seller certification: The Seller certifies that the invoices listed above are the Assigned Receivables covered by this Notice and have not been allocated to any other outstanding Advance.

ACKNOWLEDGEMENT BY ACCOUNT DEBTOR

The undersigned, for and on behalf of [Account Debtor legal name]:

1. Acknowledges receipt of this Notice and the attached Schedule A;

2. Confirms that the invoices listed in Schedule A are recorded in its accounts payable records;

3. Confirms that, as of the date below, the aggregate outstanding amount of those invoices is [currency and amount];

4. Agrees to pay each Assigned Receivable solely to the Collection Account specified in this Notice; and

5. Confirms that no dispute, deduction, credit, defence, set-off or counterclaim exists with respect to the Assigned Receivables, except as specifically disclosed below.

Disclosed disputes, credits, deductions or set-offs:

For and on behalf of [Account Debtor legal name]:

By: ____

Name: ____

Title: ____

Date: ____

Email: ____

Exhibit 2: Form of Borrowing Base Certificate

To: ARV Inframarkets Group Inc., as Lender. Date of determination: [__________].

The undersigned Responsible Officer certifies, on behalf of the Borrowers, that the following is a true and accurate calculation of the Borrowing Base and Availability as of the date of determination, and that no Default or Event of Default has occurred and is continuing.

Line	Amount (USD)
1. Aggregate Outstanding Balance of all Assigned Receivables	[__________]
2. Less: receivables more than 120 days from invoice date	[__________]
3. Less: disputed, ineligible, affiliate, or over-concentration receivables	[__________]
4. Aggregate Outstanding Balance of Eligible Receivables (1 minus 2 minus 3)	[__________]
5. Advance Rate	As set forth in the Fee Letter
6. Borrowing Base (line 4 multiplied by line 5)	[__________]
7. Facility Limit	100,000,000
8. Lesser of line 6 and line 7	[__________]
9. Reserve	As set forth in the Fee Letter
10. Aggregate outstanding Loans	[__________]
11. Availability (line 8 minus line 9 minus line 10; if negative, a Borrowing Base Deficiency)	[__________]

Certified by: ______________________________ Name: ______________ Title: Responsible Officer

For and on behalf of Zoar HK Limited and Zoar Limited

Exhibit 3: Form of Borrowing Request

To: ARV Inframarkets Group Inc., as Lender. Date: [__________].

The Borrowers request an Advance under the Facility as follows: (a) requested amount: USD [__________]; (b) requested Advance date: [__________] (a Business Day at least two Business Days after the date of this request); (c) supplier(s) to be paid and amounts, or account for disbursement: [__________]; and (d) attached is a current Borrowing Base Certificate confirming Availability for the requested amount.

The Borrowers confirm that, after giving effect to the requested Advance, the aggregate outstanding Loans will not exceed the lesser of the Facility Limit and the Borrowing Base, that the proceeds will be applied strictly to pay suppliers and fund the purchase-and-resale cycle in accordance with Section 6, and that no Default or Event of Default has occurred and is continuing.

Requested by: ______________________________ Name: _______________

Title: Responsible Officer

For and on behalf of Zoar HK Limited, Zoar Biolab Limited, Zoar Nevada Sub Inc., and Zoar Limited

Exhibit 4: No Separate Receivables SPV

The transaction does not use a separate bankruptcy-remote receivables purchaser. Each Borrower retains ownership of the receivables it originates, subject to the direct assignment and pledge by way of security in favour of the Lender. No separateness or independent-manager covenant applies unless the Parties later add a special-purpose entity by written amendment.

Exhibit 5: Confirmation of Reset of Prior Sweeps and Releases

Each Loan Party confirms that, from and after the Closing Date, all sweeps, releases, reserve applications, and applications of Collections previously agreed or set out in any prior Transaction Document or the Security and Guarantee Addendum are replaced by the Sweep in Section 8.

Acknowledged and agreed by the Borrowers, the Pledgor, and the Lender as of the Closing Date.

Schedule 6: Perfection and Filing Matrix

The Lender's First Priority Security Interest in the Collateral shall be perfected by the following steps in the following jurisdictions. Perfection across jurisdictions is subject to confirmation by local counsel prior to the first Advance.

Collateral / Grantor	Method of Perfection / Control	Jurisdiction
Zoar HK Limited, Zoar Biolab Limited receivables and related assets	Direct security grant; UCC or local-law filing/registration; Notices of Assignment	Hong Kong / New York and other applicable jurisdictions
Zoar Limited, Zoar Nevada Sub Inc., receivables and related assets	Direct security grant; UCC or local-law filing/registration; Notices of Assignment	Borrower jurisdiction / New York and other applicable jurisdictions
Collection Account rights and balances / ZOAR LIFE SCIENCES INC.	Account Control Agreement; Alberta PPSA registration; Account Bank acknowledgement and set-off treatment	Alberta, Canada / account-bank jurisdiction
Collections and proceeds	Automatic proceeds coverage; tracing; supplemental filings as required	Each applicable jurisdiction
No third-party trade credit insurance	Not applicable; no policy, loss-payee endorsement, or insurance proceeds	Not applicable

Schedule 7: Credit and Collection Procedures

1 Payment Terms. Set payment terms for each Account Debtor consistent with its creditworthiness, market practice, and the Maximum Credit Period, and not exceeding 150 days.

2 Monitoring. Review the accounts receivable aging at least monthly, track days sales outstanding, and monitor the payment performance and creditworthiness of each Account Debtor.

3 Collection Efforts. Use best efforts to collect amounts past due, including statements, dunning notices, phone contact, and, where appropriate and with consent, collection agents, counsel, and legal proceedings, and enforcement of any security, Related Security, or Guarantee.

4 Credit Files. Maintain a credit file on each Account Debtor with documentation justifying its credit limit, and perform a credit evaluation at least annually based on the latest credit agency report or financial statements.

5 Buyer Groups. Identify Account Debtors that form part of a group and establish aggregate limits for the group where appropriate.

6 Lender Credit Alignment. Observe debtor sublimits, concentration limits, reserves, reporting duties, and other credit procedures established by the Lender.

Schedule 8: Form of Compliance Certificate

To: ARV Inframarkets Group Inc., as Lender. Date: [__________].

The undersigned Responsible Officer certifies, on behalf of the Loan Parties, that: (a) no Default or Event of Default has occurred and is continuing, except as disclosed; (b) the representations and warranties in the Agreement are true and correct in all material respects as of the date hereof; (c) the Loan Parties are in compliance with the affirmative and negative covenants; (d) the attached Borrowing Base Certificate and Aging Report are true and accurate in all material respects; and (f) all Collections have been applied in accordance with the use-of-proceeds driven Sweep in Section 8 and no prior sweep or release arrangement has been reinstated.

Certified by: ______________________________ Name: _______________ Title: Responsible Officer

For and on behalf of the Loan Parties

Schedule 10: Illustrative Receivables Register

The following register lists (Electronically attached here)each Account Debtor together with a contact block and a record of whether the Notice of Assignment (NOA) has been accepted and acknowledged. Amounts are in USD and are provided for information; eligibility of any receivable is determined under Section 7 and the Eligibility Schedule.

The register above reflects the Borrowers' receivable ledger as at the reference date and is subject to change as the pool revolves. Receivables more than 120 days from invoice date, disputed receivables, affiliate receivables, and receivables owing by Account Debtors that are not approved are Excluded Receivables and do not count toward the Borrowing Base.

47. Governing Provisions on the Consolidated Instrument

47.1 Consolidated Instrument. The Parties acknowledge that this Agreement gives integrated effect to: (a) the revolving receivables loan facility; (b) the direct assignment and grant of security by the Borrowers; (c) the controlled Collection Account and collection-agency arrangements; and (d) the notice-of-assignment mechanics. Each component is to be read together as one instrument.

47.2 No Merger. The taking of any Guarantee or security does not merge with or prejudice any other Guarantee, security, or right held by the Lender.

47.3 Continuing Obligations. The obligations of the Loan Parties under this Agreement are continuing obligations and remain in force until (a) all Obligations have been indefeasibly paid and performed in full and (b) the Lender's obligation to make Advances under Section 4.3 has expired or been terminated in accordance with this Agreement.

48. Waivers and Consents by the Loan Parties

48.1 Waiver of Notice. To the fullest extent permitted by law, each Loan Party waives presentment, demand, protest, notice of dishonour, and all other notices in connection with the Obligations, except as expressly required by the Loan Documents.

48.2 Waiver of Marshalling. Each Loan Party waives any right to require the Lender to marshal the Collateral or to proceed against Persons or property in any particular order.

48.3 Consent to Assignment and Disclosure. Each Loan Party consents to the Lender's assignment of, and grant of participations in, its rights, and to disclosure of information to prospective assignees, participants, financing sources, and professional advisers, subject to customary confidentiality.

49. Cumulative Nature and Continuing Effect of Security

49.1 Continuing Security. The security created by this Agreement is a continuing security for the Obligations, notwithstanding any intermediate payment or settlement of account, and extends to the ultimate balance of the Obligations.

49.2 Additional Security. The security created by this Agreement is in addition to, and independent of, any other security or Guarantee held by the Lender, and is not prejudiced by the release or variation of any such other security or Guarantee.

49.3 Reinstatement of Security. If any discharge, release, or arrangement is made on the basis of a payment that is subsequently avoided or set aside, the security created by this Agreement is reinstated as if the discharge, release, or arrangement had not occurred.

50. Final Provisions

50.1 Whole Agreement. This Agreement, together with the other Loan Documents, constitutes the whole agreement among the Parties on its subject matter and supersedes all prior arrangements, including any prior sweep or release arrangement, which is reset as provided herein.

50.2 Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts and by electronic signature, each of which is an original and all of which together constitute one instrument.

50.3 Effectiveness. This Agreement becomes effective on the Closing Date upon execution and delivery by all Parties and satisfaction of the closing deliverables in Section 36.1.

Schedule 11: Tranche Maturity Schedule

Each Advance under the Facility constitutes a separate Tranche with its own Maturity Date. The Maturity Date of each Tranche is the date falling one hundred and fifty (150) days after the date of disbursement of that Tranche. The Lender shall record each Tranche in the table below upon disbursement, and this Schedule, as so completed and updated from time to time, forms part of this Agreement and is conclusive as to the Maturity Date of each Tranche absent manifest error.

Each Tranche, together with accrued interest and fees in respect of it, is due and payable on its Maturity Date to the extent not earlier repaid from Collections in accordance with the application of funds provisions of this Agreement, and nothing in this Schedule requires the repayment of amounts already repaid or duly re-advanced under the revolving mechanics of the Facility.

Tranche Maturity Schedule electronically included here

Note: additional rows shall be added electronically here as further Tranches are disbursed. If the date falling 150 days after disbursement is not a Business Day, the Maturity Date for that Tranche is the next Business Day. All Tranches remain subject to the acceleration and other provisions of this Agreement, and to any Final Maturity Date or facility termination date agreed by the Parties.

Schedule 12: Total Gross Advance Schedule

The Total Gross Advance thresholds, the Lender's related funding obligations and the conditions applicable thereto are set forth exclusively in this Agreement. . Electronic version here.

SCHEDULE 13: ADVANCE RECEIVABLES SCHEDULE

Electronic version attached here

ZOAR HK LIMITED Co-Borrower By: Dr Kanans Visvanats Name: Dr Kanans Visvanats Title: Director Date: 8/26/2026	**ZOAR LIMITED** Co-Borrower By: Dr Kanans Visvanats Name: Dr Kanans Visvanats Title: Director Date: 8/26/2026	**ARV INFRAMARKETS GROUP INC.** Lender - acknowledged By: Krutarth Shah Name: Krutarth Shah Title: CEO Date: 8/25/2026
ZOAR Biolab Limited Co-Borrower By: Dr Kanans Visvanats Name: Dr Kanans Visvanats Title: Director Date: 8/26/2026	**ZOAR Nevada Sub Inc.,** Co-Borrower By: Dr Kanans Visvanats Name: Dr Kanans Visvanats Title: Director Date: 8/26/2026	